EXHIBIT 10.16

OMNIBUS AMENDMENT

This OMNIBUS AMENDMENT (this “Amendment”), dated as of August 30, 2018, is the:

(i)     FOURTH AMENDMENT TO RECEIVABLES FINANCING AGREEMENT, by and among CONSOL FUNDING LLC, as borrower (the “Borrower”), CONSOL PENNSYLVANIA COAL COMPANY LLC, as initial Servicer (the “Servicer”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as lender, LC bank and administrative agent;

(ii)     FIRST AMENDMENT TO SUB-ORIGINATOR SALE AGREEMENT, by and among CONSOL THERMAL HOLDINGS LLC (“Sub-Originator”), as sub-originator, and CONSOL PENNSYLVANIA COAL COMPANY LLC (“CPCC”), as buyer and servicer;

(iii)     FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT, by and among the various entities listed on the signature page hereto as “Originators” (the “Originators” and each, an “Originator”), CONSOL PENNSYLVANIA COAL COMPANY LLC, as servicer, and CONSOL FUNDING LLC, as buyer; and

(iv)     FIRST AMENDMENT TO PERFORMANCE GUARANTY, made by CONSOL ENERGY INC. (“Performance Guarantor” and, together with the Borrower, the Servicer, CPCC, the Sub-Originator and the Originators, the “Consol Parties”) in favor of PNC BANK, NATIONAL ASSOCIATION.

Capitalized terms used but not otherwise defined herein (including such terms used above) have the respective meanings assigned thereto in the Receivables Financing Agreement described below.

RECITALS

WHEREAS, the Borrower, the Servicer and PNC, as lender, LC bank and administrative agent, entered into that certain Receivables Financing Agreement, dated as of November 30, 2017 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Receivables Financing Agreement”);

WHEREAS, the Sub-Originator and CPCC, as buyer and servicer, entered into that certain Sub-Originator Sale Agreement, dated as of November 30, 2017 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Sub-Originator Sale Agreement”);

WHEREAS, the Originators, the Servicer and the Borrower, as buyer, entered into that certain Purchase and Sale Agreement, dated as of November 30, 2017 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Purchase and Sale Agreement”);

WHEREAS, Consol Energy Inc. and PNC entered into that certain Performance Guaranty in favor of PNC on behalf of the Secured Parties, dated as of November 30, 2017 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Performance Guaranty” and, together with the Receivables Financing Agreement, Sub-Originator Sale Agreement and the Purchase and Sale Agreement, the “Agreements”); and

WHEREAS, concurrently herewith, the Borrower, the Servicer, PNC and PNC Capital Markets LLC are entering into an Amended and Restated Fee Letter, dated as of the date hereof (the “Fee Letter”).

WHEREAS, the parties agree as follows.

AMENDMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.     Amendments to the Receivables Financing Agreement. The Receivables Financing Agreement is hereby amended as shown on the marked pages set forth on Exhibit A hereto.

2.     Amendment to the Sub-Originator Sale Agreement. The Sub-Originator Sale Agreement is hereby amended by deleting Section 5.9 thereof in its entirety and substituting “[Reserved]” therefor.

3.     Amendment to the Purchase and Sale Agreement. The Purchase and Sale Agreement is hereby amended by deleting Section 5.9 thereof in its entirety and substituting “[Reserved]” therefor.

4.     Amendment to the Performance Guaranty. The Performance Guaranty is hereby amended by deleting Section 6(k) thereof in its entirety and substituting “[Reserved]” therefor.

5.     Representations and Warranties of the Borrower and Servicer. Each Consol Party hereby represent and warrant to each of the parties hereto as of the date hereof as follows:

a.     Representations and Warranties. The representations and warranties made by it in the applicable Agreements and each of the other Transaction Documents to which it is a party are true and correct as of the date hereof.

b.     Enforceability. The execution and delivery by it of this Amendment, and the performance of its obligations under this Amendment, the applicable Agreements (as amended hereby) and the other Transaction Documents to which it is a party are within its organizational powers and have been duly authorized by all necessary action on its part, and this Amendment, the applicable Agreements (as amended hereby) and the other Transaction Documents to which it is a party are (assuming due authorization and execution by the other parties thereto) its valid and legally binding obligations, enforceable in accordance with its terms, except (x) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws from time to time in effect relating to creditors’ rights, and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

c.     No Event of Default. No Event of Default, Unmatured Event of Default, Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event has occurred and is continuing, or would occur as a result of this Amendment or the transactions contemplated hereby.

6.     Entire Agreement. Except as otherwise amended hereby, all of the other terms and provisions of each Agreement are and shall remain in full force and effect and each of the Receivables Financing Agreement, Purchase and Sale Agreement, Performance Guaranty and Sub-Originator Sale Agreement, as amended and supplemented by this Amendment, are hereby ratified and confirmed by the parties hereto. After this Amendment becomes effective, all references in the Receivables Financing Agreement, Purchase and Sale Agreement, Performance Guaranty and Sub-Originator Sale Agreement (or in any other Transaction Document) to “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Agreement shall be deemed to be references to such Agreement as amended by this Amendment. This Amendment contains the entire understanding of the parties with respect to the provisions of the Agreements amended and supplemented hereby and may not be modified except in writing signed by all parties. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of either Agreement other than as set forth herein.

7.     Severability. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.     Effectiveness. This Amendment shall become effective as of the date hereof upon the Administrative Agent’s receipt of:

a.     counterparts to this Amendment executed by each of the parties hereto; and

b.     counterparts to the Fee Letter executed by each of the parties thereto and confirmation that all fees owing thereunder has been paid in full in accordance with the terms of the Fee Letter.

9.     Governing Law.

a.     THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).

b.     EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO (I) WITH RESPECT TO THE BORROWER AND THE SERVICER, THE EXCLUSIVE JURISDICTION, AND (II) WITH RESPECT TO EACH OF THE OTHER PARTIES HERETO, THE NON-EXCLUSIVE JURISDICTION, IN EACH CASE, OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING (I) IF BROUGHT BY THE BORROWER, THE SERVICER OR ANY AFFILIATE THEREOF, SHALL BE HEARD AND DETERMINED, AND (II) IF BROUGHT BY ANY OTHER PARTY TO THIS AMENDMENT, MAY BE HEARD AND DETERMINED, IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS SECTION 8 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH OF THE BORROWER AND THE SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

10.     Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Agreements or any provision hereof or thereof.

11.     Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or e-mail transmission shall be effective as delivery of a manually executed counterpart hereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized officers as of the date first above written.

CONSOL FUNDING LLC, By: /s/ Christopher C. Jones Name: Christopher C. Jones Title: Vice President

CONSOL PENNSYLVANIA COAL COMPANY LLC as Servicer, Buyer and an Originator By: /s/ Steven T. Aspinall Name: Steven T. Aspinall Title: Treasurer

CONSOL THERMAL HOLDINGS LLC as Sub-Originator By: /s/ David M. Khani Name: David M. Khani Title: Treasurer

CONSOL ENERGY INC. as Performance Guarantor By: /s/ David M. Khani Name: David M. Khani Title: Chief Financial Officer and Treasurer

CONSOL MARINE TERMINALS LLC, as an Originator By: /s/ Steven T. Aspinall Name: Steven T. Aspinall Title: Treasurer

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent By: /s/ Michael Brown Name: Michael Brown Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as the LC Bank By: /s/ Michael Brown Name: Michael Brown Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender By: /s/ Michael Brown Name: Michael Brown Title: Senior Vice President

EXHIBIT A

(Attached)

EXHIBIT A TO FOURTH AMENDMENT, dated August 30, 2018

RECEIVABLES FINANCING AGREEMENT

Dated as of November 30, 2017

by and among

CONSOL FUNDING LLC,

as Borrower,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Lenders,

PNC BANK, NATIONAL ASSOCIATION,

as LC Bank,

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

CONSOL PENNSYLVANIA COAL COMPANY LLC,

as initial Servicer,

and

PNC CAPITAL MARKETS LLC, as Structuring Agent

ARTICLE I     DEFINITIONS     1

SECTION 1.01.     Certain Defined Terms     1

SECTION 1.02.     Other Interpretative Matters     24

ARTICLE II     TERMS OF THE LOANS     25

SECTION 2.01.     Loan Facility     25

SECTION 2.02.     Making Loans; Repayment of Loans     25

SECTION 2.03.     Interest and Fees     26

SECTION 2.04.     Records of Loans and Participation Advances     27

ARTICLE III     LETTER OF CREDIT FACILITY     27

SECTION 3.01.     Letters of Credit     27

SECTION 3.02.     Issuance of Letters of Credit; Participations     27

SECTION 3.03.     Requirements For Issuance of Letters of Credit     29

SECTION 3.04.     Disbursements, Reimbursement     29

SECTION 3.05.     Repayment of Participation Advances     29

SECTION 3.06.     Documentation; Documentary and Processing Charges     30

SECTION 3.07.     Determination to Honor Drawing Request     30

SECTION 3.08.     Nature of Participation and Reimbursement Obligations     31

SECTION 3.09.     Indemnity     32

SECTION 3.10.     Liability for Acts and Omissions     32

ARTICLE IV     SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS     34

SECTION 4.01.     Settlement Procedures     34

SECTION 4.02.     Payments and Computations, Etc     37

ARTICLE V     INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND SECURITY INTEREST     37

SECTION 5.01.     Increased Costs     37

SECTION 5.02.     [Reserved]     38

SECTION 5.03.     Taxes     38

SECTION 5.04.     Inability to Determine LMIR; Change in Legality     42

SECTION 5.05.     Security Interest     43

ARTICLE VI     CONDITIONS to Effectiveness and CREDIT EXTENSIONS     44

SECTION 6.01.     Conditions Precedent to Effectiveness and the Initial Credit Extension     44

SECTION 6.02.     Conditions Precedent to All Credit Extensions     44

SECTION 6.03.     Conditions Precedent to All Releases     45

ARTICLE VII     REPRESENTATIONS AND WARRANTIES     46

SECTION 7.01.     Representations and Warranties of the Borrower     46

SECTION 7.02.     Representations and Warranties of the Servicer     50

ARTICLE VIII     COVENANTS     54

SECTION 8.01.     Covenants of the Borrower     54

SECTION 8.02.     Covenants of the Servicer     62

SECTION 8.03.     Separate Existence of the Borrower     67

SECTION 8.04.     Separate Existence of the Borrower     71

ARTICLE IX     ADMINISTRATION AND COLLECTION OF RECEIVABLES     71

SECTION 9.01.     Appointment of the Servicer     71

SECTION 9.02.     Duties of the Servicer     72

SECTION 9.03.     Collection Account Arrangements     73

SECTION 9.04.     Enforcement Rights     73

SECTION 9.05.     Responsibilities of the Borrower     75

SECTION 9.06.     Servicing Fee     75

ARTICLE X     EVENTS OF DEFAULT     75

SECTION 10.01.     Events of Default     75

ARTICLE XI     THE ADMINISTRATIVE AGENT     79

SECTION 11.01.     Authorization and Action     79

SECTION 11.02.     Administrative Agent’s Reliance, Etc     79

SECTION 11.03.     Administrative Agent and Affiliates     80

SECTION 11.04.     Indemnification of Administrative Agent     80

SECTION 11.05.     Delegation of Duties     80

SECTION 11.06.     Action or Inaction by Administrative Agent     80

SECTION 11.07.     Notice of Events of Default; Action by Administrative Agent     81

SECTION 11.08.     Non-Reliance on Administrative Agent and Other Parties     81

SECTION 11.09.     Successor Administrative Agent     81

SECTION 11.10.     Structuring Agent     82

ARTICLE XII     [Reserved]     82

ARTICLE XIII     INDEMNIFICATION     82

SECTION 13.01.     Indemnities by the Borrower     82

SECTION 13.02.     Indemnification by the Servicer     85

ARTICLE XIV     MISCELLANEOUS     86

SECTION 14.01.     Amendments, Etc     86

SECTION 14.02.     Notices, Etc     87

SECTION 14.03.     Assignability; Addition of Lenders     87

SECTION 14.04.     Costs and Expenses     90

SECTION 14.05.     No Proceedings; Limitation on Payments     90

SECTION 14.06.     Confidentiality     90

SECTION 14.07.     GOVERNING LAW     91

SECTION 14.08.     Execution in Counterparts     91

SECTION 14.09.     Integration; Binding Effect; Survival of Termination     91

SECTION 14.10.     CONSENT TO JURISDICTION     92

SECTION 14.11.     WAIVER OF JURY TRIAL     92

SECTION 14.12.     Ratable Payments     93

SECTION 14.13.     Limitation of Liability     93

SECTION 14.14.     Intent of the Parties     93

SECTION 14.15.     USA Patriot Act     93

SECTION 14.16.     Right of Setoff     94

SECTION 14.17.     Severability     94

SECTION 14.18.     Mutual Negotiations     94

SECTION 14.19.     Captions and Cross References     94

EXHIBITS

EXHIBIT A          –     Form of [Loan Request] [LC Request]

EXHIBIT B          –     Form of Reduction Notice

EXHIBIT C               Form of Assignment and Acceptance Agreement
EXHIBIT D          –     Form of Assumption Agreement
EXHIBIT E          –     Form of Letter of Credit Application
EXHIBIT F          –     Credit and Collection Policy
EXHIBIT G          –     Form of Information Package
EXHIBIT H          –     Form of Compliance Certificate
EXHIBIT I          –     Closing Memorandum

EXHIBIT J-1          –     Form of Weekly Report

EXHIBIT J-2          –     Form of Daily Report

SCHEDULES

SCHEDULE I          –     Commitments
SCHEDULE II     –     Lock-Boxes, Collection Accounts and Collection Account Banks

SCHEDULE III     –     Notice Addresses

This RECEIVABLES FINANCING AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of November 30, 2017 by and among the following parties:

(i)     CONSOL FUNDING LLC, a Delaware limited liability company, as Borrower (together with its successors and assigns, the “Borrower”);

(ii)     the Persons from time to time party hereto as Lenders;

(iii)     PNC BANK, NATIONAL ASSOCIATION, as LC Bank (in such capacity, together with its successors and assigns in such capacity, the “LC Bank”);

(iv)     PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent;

(v)     CONSOL PENNSYLVANIA COAL COMPANY LLC, a Pennsylvania limited liability company, in its individual capacity (“Consol”) and as initial Servicer (in such capacity, together with its successors and assigns in such capacity, the “Servicer”); and

(vi)     PNC CAPITAL MARKETS LLC, a Pennsylvania limited liability company, as Structuring Agent.

PRELIMINARY STATEMENTS

The Borrower has acquired, and will acquire from time to time, Receivables from the Originator(s) pursuant to the Purchase and Sale Agreement. Consol has and will acquire from time to time, Receivables from the Sub-Originator pursuant to the Sub-Originator Sale Agreement. The Borrower has requested (a) that the Lenders make Loans from time to time to the Borrower and (b) the LC Bank to issue Letters of Credit for the account of the Borrower from time to time, in each case, on the terms, and subject to the conditions set forth herein, secured by, among other things, the Receivables.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.      Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Control Agreement” means each agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Servicer (if applicable), the Administrative Agent and a Collection Account Bank, governing the terms of the related Collection Accounts that (i) provides the Administrative Agent with control within the meaning of the UCC over the deposit accounts subject to such agreement and (ii) by its terms, may not be terminated or canceled by the related Collection Account Bank without the written consent of the Administrative Agent or upon no less than sixty (60) days prior written notice to the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Adjusted LC Participation Amount” means, at any time of determination, the greater of (i) the LC Participation Amount less the amount of cash collateral held in the LC Collateral Account at such time and (ii) zero ($0).

“Administrative Agent” means PNC, in its capacity as contractual representative for the Credit Parties, and any successor thereto in such capacity appointed pursuant to Article XI or Section 14.03(f).

“Adverse Claim” means any Lien other than a Permitted Lien.

“Advisors” has the meaning set forth in Section 14.06(c).

“Affected Person” means each Credit Party and each of their respective Affiliates.

“Affiliate” means, as to any Person: (a) any Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting stock, by agreement or otherwise.

“Aggregate Capital” means, at any time of determination, the aggregate outstanding Capital of all Lenders at such time.

“Aggregate Interest” means, at any time of determination, the aggregate accrued and unpaid Interest on the Loans of all Lenders at such time.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anti-Terrorism Laws” means any Applicable Law relating to terrorism financing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Applicable Laws, all as amended, supplemented or replaced from time to time.

“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, constitution, rule, regulation, ordinance, requirement, restriction, permit, executive order, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders, writs, decrees and awards of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound. For the avoidance of doubt, FATCA shall constitute an “Applicable Law” for all purposes of this Agreement.

“Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by a Lender, an Eligible Assignee and the Administrative Agent, and, if required, the Borrower, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit C hereto.

“Assumption Agreement” has the meaning set forth in Section 14.03(h).

“Attorney Costs” means all reasonable and documented fees, costs, expenses and disbursements of any external counsel.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate” means, for any day and any Lender, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the highest of:

(a)     the rate of interest in effect for such day as publicly announced from time to time by the Lender or its Affiliate as its “reference rate” or “prime rate”, as applicable. Such “reference rate” or “prime rate” is set by the applicable Lender or its Affiliate based upon various factors, including such Person’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and is not necessarily the lowest rate charged to any customer; and

(b)     0.50% per annum above the latest Federal Funds Rate.

“Beneficial Owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “Person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “Person” will be deemed to have beneficial ownership of all securities that such “Person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have corresponding meanings. For purposes of this definition, a Person shall be deemed not to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement, amalgamation agreement, arrangement agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrower Indemnified Amounts” has the meaning set forth in Section 13.01(a).

“Borrower Indemnified Party” has the meaning set forth in Section 13.01(a).

“Borrower Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to any Credit Party, Borrower Indemnified Party and/or any Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all Capital and Interest on the Loans, reimbursement for drawings under the Letters of Credit, all Fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any Insolvency Proceeding with respect to the Borrower (in each case whether or not allowed as a claim in such proceeding).

“Borrower’s Net Worth” means, at any time of determination, an amount equal to (i) the Outstanding Balance of all Pool Receivables at such time, minus (ii) the sum of (A) the Aggregate Capital at such time, plus (B) the Adjusted LC Participation Amount at such time, plus (C) the Aggregate Interest at such time, plus (D) the aggregate accrued and unpaid Fees at such time, plus (E) the aggregate outstanding principal balance of all Subordinated Notes at such time, plus (F) the aggregate accrued and unpaid interest on all Subordinated Notes at such time, plus (G) without duplication, the aggregate accrued and unpaid other Borrower Obligations at such time.

“Borrowing Base” means, at any time of determination, the amount equal to the lesser of (a) the Facility Limit and (b) the amount equal to (i) the Net Receivables Pool Balance at such time, minus (ii) the Total Reserves at such time.

“Borrowing Base Deficit” means, at any time of determination, the amount, if any, by which (a) the Aggregate Capital plus the Adjusted LC Participation Amount at such time, exceeds (b) the sum of (i) the Borrowing Base at such time plus (ii) the aggregate amount of Collections (if any) then being held by, and under the exclusive control of, the Administrative Agent, solely to the extent such Collections (x) have been applied to reduce the Outstanding Balance of the related Receivables for purposes of calculating the Borrowing Base in clause (i) above and (y) have not been applied in reduction of the Aggregate Capital or otherwise in accordance with the priorities for payment specified in Section 4.01(a).

“Business Day” means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in Pittsburgh, Pennsylvania, or New York City, New York and (b) if this definition of “Business Day” is utilized in connection with LMIR, dealings are carried out in the London interbank market.

“Capital” means, with respect to any Lender, without duplication, the aggregate amounts (i) paid to, or on behalf of, the Borrower in connection with all Loans made by such Lender pursuant to Article II, (ii) paid by such Lender to the LC Bank in respect of a Participation Advance made by such Lender to the LC Bank pursuant to Section 3.04(b) and (iii) with respect to the Lender that is the LC Bank, paid by the LC Bank with respect to all drawings under the Letter of Credit to the extent such drawings have not been reimbursed by the Borrower or funded by Participation Advances, as reduced from time to time by Collections distributed and applied on account of reducing or repaying such Capital pursuant to Section 4.01; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Capital Stock” of any Person shall mean (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities exercisable for, exchangeable for or convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Change in Control” means the occurrence of any of the following:

(a)     CNX Marine Terminals Inc. and Consol cease to own together, directly, 100% of the issued and outstanding Capital Stock and all other equity interests of the Borrower free and clear of all Adverse Claims (other than any Adverse Claim in favor of the Credit Agreement Collateral Agent or Second Lien Collateral Trustee (so long as such Person is then party to the applicable No Petition Letter));

(b)     Parent ceases to own, directly or indirectly, (i) 100% of the issued and outstanding Capital Stock, membership interests or other equity interests of any Originator or the Servicer or (ii) 60% of the issued and outstanding Capital Stock, membership interests or other equity interests of the Sub-Originator;

(c)     any Subordinated Note shall at any time cease to be owned by an Originator, free and clear of all Adverse Claims (other than any Adverse Claim in favor of the Credit Agreement Collateral Agent or Second Lien Collateral Trustee (so long as such Person is then party to the applicable No Petition Letter)); or

(d)     with respect to Parent:

(i)     the consummation of any transaction (including any merger or consolidation or the acquisition of any Capital Stock) the result of which is that any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the Beneficial Owner, directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Parent;

(ii)     the holders of Capital Stock of the Parent shall have approved any plan of liquidation or dissolution of the Parent; or

(iii)     the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Parent (including Equity Interests of Restricted Subsidiaries) and the Restricted Subsidiaries, taken as a whole, to any Person.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (w) the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the United States bank regulatory agencies on December 15, 2009, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” (as amended, supplemented or otherwise modified or replaced from time to time), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means November 30, 2017.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” has the meaning set forth in Section 5.05(a).

“Collection Account” means each account listed on Schedule II to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Collection Account in accordance with the terms hereof) (in each case, in the name of the Borrower) and maintained at a bank or other financial institution acting as a Collection Account Bank pursuant to an Account Control Agreement for the purpose of receiving Collections.

“Collection Account Bank” means any of the banks or other financial institutions holding one or more Collection Accounts.

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, Sub-Originator, the Borrower, the Servicer or any other Person on their behalf in payment of any amounts owed in respect of such Pool Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Pool Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security with respect to such Pool Receivable and (d) all other proceeds of such Pool Receivable.

“Commitment” means, with respect to any Lender, including the Lender that is the LC Bank, as applicable, the maximum aggregate amount which such Person is obligated to lend or pay hereunder on account of all Loans and all drawings under all Letters of Credit, on a combined basis, as set forth on Schedule I or in the Assumption Agreement or other agreement pursuant to which it became a Lender, as such amount may be modified in connection with any subsequent assignment pursuant to Section 14.03 or in connection with a reduction in the Facility Limit pursuant to Section 2.02(e). If the context so requires, “Commitment” also refers to a Lender’s obligation to make Loans, make Participation Advances and/or issue Letters of Credit hereunder in accordance with this Agreement.

“Concentration Percentage” means, (i) for any Group A Obligor, 20%, (ii) for any Group B Obligor, 16%, (iii) for any Group C Obligor, 10% and (iv) for any Group D Obligor, 6%; provided, however, that the Administrative Agent (with the prior written consent of each Lender) may approve higher “Concentration Percentages” for selected Obligors.

“Concentration Reserve” means, at any time, the product of (a) the Net Receivables Pool Balance at such time, multiplied by (b) the Concentration Reserve Percentage.

“Concentration Reserve Percentage” means, at any time of determination, the largest of: (a) the sum of the five (5) largest Obligor Percentages of the Group D Obligors, (b) the sum of the three (3) largest Obligor Percentages of the Group C Obligors, (c) the two (2) largest Obligor Percentage of the Group B Obligors and (d) the largest Obligor Percentage of the Group A Obligors.

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“Covered Entity” means (a) each of Borrower, the Servicer, each Originator, Sub-Originator, the Parent and each of Parent’s Subsidiaries and (b) each Person that, directly or indirectly, is an Affiliate of a Person described in clause (a) above.

“Credit Agreement Collateral Agent” means PNC Bank, National Association, as collateral agent under the Revolving Credit Agreement.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originators and Sub-Originator in effect on the Closing Date and described in Exhibit F, as modified in compliance with this Agreement.

“Credit Extension” means the making of any Loan or the issuance of any Letter of Credit or any modification, extension or renewal of any Letter of Credit.

“Credit Party” means each Lender, the LC Bank and the Administrative Agent.

“Daily Report” has the meaning set forth in Section 8.01(c)(iii) to the Agreement.

“Days’ Sales Outstanding” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to: (a) the average of the Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) as of the last day of each of the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (b) (i) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (ii) 90.

“Debt” means, as to any Person at any time of determination, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any bonds, debentures, notes, note purchase, acceptance or credit facility, or other similar instruments or facilities, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, (iv) any other transaction (including production payments (excluding royalties), installment purchase agreements, forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including accounts payable incurred in the ordinary course of such Person’s business payable on terms customary in the trade), (v) all net obligations of such Person in respect of interest rate on currency hedges or (vi) any Guaranty of any such Debt.

“Deemed Collections” has the meaning set forth in Section 4.01(d).

“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) that became Defaulted Receivables during such Fiscal Month, by (b) the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during the month that is four Fiscal Months before such Fiscal Month.

“Defaulted Receivable” means a Receivable:

(a)     as to which any payment, or part thereof, remains unpaid for more than 90 days from the original due date for such payment;

(b)     as to which an Insolvency Proceeding shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto;

(c)     that has been written off the applicable Originator’s, Sub-Originator’s or the Borrower’s books as uncollectible; or

(d)     that, consistent with the Credit and Collection Policy, should be written off the applicable Originator’s, Sub-Originator’s or the Borrower’s books as uncollectible;

provided, however, that in each case above such amount shall be calculated without giving effect to any netting of credits that have not been matched to a particular Receivable for the purposes of aged trial balance reporting.

“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date for such payment; provided, however, that such amount shall be calculated without giving effect to any netting of credits that have not been matched to a particular Receivable for the purposes of aged trial balance reporting.

“Dilution Horizon Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such Fiscal Month by dividing: (a) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during such Fiscal Month, by (b) the Net Receivables Pool Balance as of the last day of such Fiscal Month.

“Dilution Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each Fiscal Month by dividing: (a) the aggregate amount of Deemed Collections during such Fiscal Month, by (b) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the Fiscal Month that is one (1) month prior to such Fiscal Month.

“Dilution Reserve” means, on any day, an amount equal to: (a) the Net Receivables Pool Balance at such time, multiplied by (b) the Dilution Reserve Percentage on such day.

“Dilution Reserve Percentage” means, on any day, the product of (a) the Dilution Horizon Ratio multiplied by (b) the sum of (i) 2.50 times the average of the Dilution Ratios for the twelve most recent Fiscal Months and (ii) the Dilution Volatility Component.

“Dilution Volatility Component” means, for any Fiscal Month, the product (expressed as a percentage) of (a) the positive difference, if any, between: (i) the highest Dilution Ratio for any Fiscal Month during the twelve most recent Fiscal Months and (ii) the arithmetic average of the Dilution Ratios for such twelve months times (b) the quotient of (i) the highest Dilution Ratio for any Fiscal Month during the twelve most recent consecutive Fiscal Months divided by (ii) the arithmetic average of the Dilution Ratios for such twelve months.

“Dollars” and “$” each mean the lawful currency of the United States of America.

“Drawing Date” has the meaning set forth in Section 3.04(a).

“Early Amortization Date” means any date so designated in writing by the Administrative Agent to the Borrower following the occurrence of a Material Adverse Effect with respect to the Borrower, the Performance Guarantor, the Servicer, the Originators and the Sub-Originator, individually and in the aggregate.

“Elevated Leverage Period” means any period beginning on the date of the release of a financial statement of the Parent indicating that the Total Net Leverage Ratio calculated as of the last day of the most recent fiscal quarter of the Parent exceeded a ratio equal to the “Maximum Total Net Leverage Ratio” for such fiscal quarter set forth in Section 8.2.13(b) of the Revolving Credit Agreement minus 0.5 (the “Adjusted Maximum Total Net Leverage Ratio”) and ending on the date of the release of a financial statement of the Parent indicating that the Total Net Leverage Ratio calculated as of the last day of the most recent fiscal quarter no longer exceeds the Adjusted Maximum Total Net Leverage Ratio. For purposes of this definition, unless otherwise defined in this Agreement, terms used herein (including all defined terms used within such terms ) shall have the respective meaning assigned to such terms in the Revolving Credit Agreement as in effect on August 29, 2018; provided, however, if after August 29, 2018, any term used herein (including all defined terms used within such terms ) is amended or modified, then for all purposes of this definition, such term shall automatically and without further action on the part of any Person, be deemed to be also so amended or modified, if at the time of such amendment or modification, (i) Administrative Agent and Lenders (or Affiliates thereof) representing at least 66-2/3% of the aggregate Commitments of all Lenders hereunder are parties to the Revolving Credit Agreement and have consented to such amendment or modification and (ii) such amendment or modification is consummated in accordance with the terms of the Revolving Credit Agreement.

“Eligible Assignee” means (i) any Lender or any of its Affiliates and (ii) any other financial institution.

“Eligible Foreign Obligor” an Obligor that is organized in or that has a head office (domicile), registered office, and chief executive office located in a country other than the United States of America that is not a Sanctioned Country.

“Eligible Receivable” means, at any time of determination, a Pool Receivable:

(a)     the Obligor of which is: (i) either a U.S. Obligor or an Eligible Foreign Obligor; (ii) not a Governmental Authority, (iii) not a Sanctioned Person; (iv) not subject to any Insolvency Proceeding; (v) not an Affiliate of the Borrower, the Servicer, the Parent or any Originator or Sub-Originator; (vi) not the Obligor with respect to Delinquent Receivables with an aggregate Outstanding Balance exceeding 50% of the aggregate Outstanding Balance of all such Obligor’s Pool Receivables; (vii) not a natural person and (viii) not a material supplier to any Originator, Sub-Originator or an Affiliate of a material supplier;

(b)     for which an Insolvency Proceeding shall not have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto;

(c)     that is denominated and payable only in Dollars in the United States of America, and the Obligor with respect to which has been instructed to remit Collections in respect thereof directly to a Lock-Box or Collection Account in the United States of America;

(d)     that does not have a due date which is more than 60 days after the original invoice date of such Receivable;

(e)     that arises under a Contract for the sale of goods or services in the ordinary course of the applicable Originator’s or Sub-Originator’s business;

(f)     that arises under a duly authorized Contract that is in full force and effect and that is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)     that has been transferred by an Originator to the Borrower pursuant to the Purchase and Sale Agreement with respect to which transfer all conditions precedent under the Purchase and Sale Agreement have been met (and, if originated by the Sub-Originator, has been transferred by the Sub-Originator to Consol pursuant to the Sub-Originator Sale Agreement with respect to which transfer all conditions precedent under the Sub-Originator Sale Agreement have been met);

(h)     that, together with the Contract related thereto, conforms in all material respects with all Applicable Laws (including any applicable laws relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

(i)     with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with or notices to, any Governmental Authority or other Person required to be obtained, effected or given by an Originator or Sub-Originator in connection with the creation of such Receivable, the execution, delivery and performance by such Originator or Sub-Originator of the related Contract or the assignment thereof under each applicable Sale Agreement have been duly obtained, effected or given and are in full force and effect;

(j)     that is not subject to any existing dispute, right of rescission, set-off, counterclaim, any other defense against the applicable Originator or Sub-Originator (or any assignee of such Originator or Sub-Originator) or Adverse Claim, and the Obligor of which holds no right as against the applicable Originator or Sub-Originator to cause such Originator or Sub-Originator to repurchase the goods or merchandise, the sale of which shall have given rise to such Receivable;

(k)     that satisfies in all material respects all applicable requirements of the Credit and Collection Policy;

(l)     that, together with the Contract related thereto, has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 9.02 of this Agreement;

(m)     in which the Borrower owns good and marketable title, free and clear of any Adverse Claims, and that is freely assignable (including without any consent of the related Obligor or any Governmental Authority) and that payments thereon are free and clear of any withholding or other Tax;

(n)     for which the Administrative Agent (on behalf of the Secured Parties) shall have a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim;

(o)     that (x) constitutes an “account” or “general intangible” (as defined in the UCC), and (y) is not evidenced by instruments or chattel paper;

(p)     that is neither a Defaulted Receivable nor a Delinquent Receivable;

(q)     for which no Originator, Sub-Originator, the Borrower, the Parent or the Servicer has established any offset or netting arrangements with the related Obligor in connection with the ordinary course of payment of such Receivable;

(r)     that represents amounts earned and payable by the Obligor that are not subject to the performance of additional services by the Originator or Sub-Originator thereof or by the Borrower and the related goods or merchandise shall have been shipped and/or services performed;

(s)     that either (i) has been billed or invoiced or (ii) is an Eligible Unbilled Receivable;

(t)     that represents amounts that have been recognized as revenue by the related Originator or Sub-Originator in accordance with GAAP;

(u)     which (i) does not arise from a sale of accounts made as part of a sale of a business or constitute an assignment for the purpose of collection only, (ii) is not a transfer of a single account made in whole or partial satisfaction of a preexisting indebtedness or an assignment of a right to payment under a contract to an assignee that is also obligated to perform under the contract and (iii) is not a transfer of an interest in or an assignment of a claim under a policy of insurance;

(v)     which does not relate to the sale of any consigned goods or finished goods which have incorporated any consigned goods into such finished goods; and

(w)     that is not a MINER Receivable.

“Eligible Unbilled Receivable” means, at any time, any Unbilled Receivable for which the related coal has been shipped to the Obligor thereof within the last 60 days.

“Equity Interests” of any Person shall mean (1) any and all Capital Stock of such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such Capital Stock of such Person, but excluding from all of the foregoing any debt securities exercisable for, exchangeable for or convertible into Equity Interests, regardless of whether such debt securities include any right of participation with Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” shall mean, at any relevant time, any trade or business (whether or not incorporated) under common control with the Borrower, the Sub-Originator or an Originator within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower, the Sub-Originator, any Originator, or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower, the Sub-Originator, any Originator, or any of their respective ERISA Affiliates from a Multiemployer Plan or notification to the Borrower, the Sub-Originator, any Originator, or any of their respective ERISA Affiliates that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA or experienced a mass withdrawal within the meaning of Section 4219 of ERISA; (d) the filing of a notice of intent to terminate a Pension Plan, or the treatment of a plan amendment as a termination of a Pension Plan or a Multiemployer Plan under Sections 4041 or 4041A of ERISA, respectively; (e) the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the determination that any Pension Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (h) Borrower, the Sub-Originator, any Originator, or any of their respective ERISA Affiliates is informed that any Multiemployer Plan to which Borrower, the Sub-Originator, any Originator, or any of their respective ERISA Affiliates contributes is in endangered or critical status within the meaning of Section 432 of the Code or Section 305 of ERISA or (i) the failure by the Borrower, the Sub-Originator, any Originator, or any of their respective ERISA Affiliates to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan or a failure by the Borrower, the Sub-Originator, any Originator, or any of their respective ERISA Affiliates to make any required contribution to a Multiemployer Plan.

“Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Event of Default” has the meaning specified in Section 10.01. For the avoidance of doubt, any Event of Default that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 14.01.

“Excess Concentration” means the sum of the following amounts, without duplication:

(a)     The excess (if any), calculated for each Obligor, of (i) aggregate Outstanding Balance of the Eligible Receivables of such Obligor, over (ii) the product of (x) such Obligor’s Concentration Percentage, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus

(b)     the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that have not been billed or invoiced for greater than thirty (30) days but less than sixty-one (61) days, over (ii) the product of (x) 5.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus

(c)     the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which are Eligible Foreign Obligors, over (ii) the product of (x) 15.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(d)     the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which are Eligible Foreign Obligors that are organized in or that have a head office (domicile), registered office, and chief executive office located in any country that does not have a long-term foreign currency rating of at least “A” by S&P and “A2” by Moody’s, over (ii) the product of (x) 2.5%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;

provided that, at any time during an Elevated Leverage Period, the Administrative Agent may in its sole discretion, upon ten (10) days’ notice to the Borrower, reduce (including to zero) any percentage threshold set forth in clauses (c) and (d) above. In the event that any other Obligor is or becomes an Affiliate of another Obligor, the “Excess Concentration” (and any component thereof) shall be calculated as if such Obligors were a single Obligor.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Credit Party or required to be withheld or deducted from a payment to a Credit Party: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans or Commitment pursuant to a law in effect on the date on which (i) such Lender makes a Loan or its Commitment or (ii) such Lender changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Credit Party’s failure to comply with Sections 5.03(f), and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Facility Limit” means $100,000,000 as reduced from time to time pursuant to Section 2.02(e). References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the sum of the Aggregate Capital plus the LC Participation Amount.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H. 15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” has the meaning specified in Section 2.03(a).

“Fees” has the meaning specified in Section 2.03(a).

“Final Maturity Date” means the date that (i) is the Scheduled Termination Date or (ii) such earlier date on which the Loans become due and payable pursuant to Section 10.01.

“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital and Aggregate Interest have been paid in full, (ii) the LC Participation Amount has been reduced to zero ($0) and no Letters of Credit issued hereunder remain outstanding and undrawn, (iii) all Borrower Obligations shall have been paid in full, (iv) all other amounts owing to the Credit Parties and any other Borrower Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full and (v) all accrued Servicing Fees have been paid in full.

“Financial Officer” of any Person means, the chief executive officer, the chief financial officer, the chief accounting officer, the principal accounting officer, the controller, the treasurer or the assistant treasurer of such Person.

“Fiscal Month” means each calendar month.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Acts” has the meaning set forth in Section 3.09.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty” of any Person means any obligation of such Person to guaranty or in effect guaranty any Debt, liability or obligation of any other Person in any manner, whether directly or indirectly, including any such liability arising by virtue of partnership agreements, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“Group A Obligor” means any Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) with a short-term rating of at least: (a) “A-1” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “A+” or better by S&P on such Obligor’s, its parent’s, or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, or (b) “P 1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Al” or better by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group A Obligor” shall be deemed to be a Group A Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage”, the “Concentration Reserve” and clause (i) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.

“Group B Obligor” means an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) that is not a Group A Obligor, with a short-term rating of at least: (a) “A 2” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB+” to “A” by S&P on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, or (b) “P 2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baal” to “A2” by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group B Obligor” shall be deemed to be a Group B Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage”, the “Concentration Reserve” and clause (i) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.

“Group C Obligor” means an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) that is not a Group A Obligor or a Group B Obligor, with a short-term rating of at least: (a) “A 3” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB-” to “BBB” by S&P on such Obligor’s, its parent’s or it’s majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, or (b) “P 3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa3” to “Baa2” by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group C Obligor” shall be deemed to be a Group C Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage”, the “Concentration Reserve” and clause (i) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.

“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor; provided, that any Obligor (or its parent or majority owner, as applicable, if such Obligor is unrated) that is not rated by both Moody’s and S&P shall be a Group D Obligor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Independent Director” has the meaning set forth in Section 8.03(c).

“Information Package” means a report, in substantially the form of Exhibit G.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors of a Person, composition, marshaling of assets for creditors of a Person, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of clauses (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intended Tax Treatment” has the meaning set forth in Section 14.14.

“Interest” means, for each Loan for any day during any Interest Period (or portion thereof), the amount of interest accrued on the Capital of such Loan during such Interest Period (or portion thereof) in accordance with Section 2.03(b).

“Interest Period” means, with respect to each Loan, (a) before the Termination Date: (i) initially, the period commencing on the date such Loan is made pursuant to Section 2.01 (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the next Monthly Settlement Date and (ii) thereafter, each period commencing on such Monthly Settlement Date and ending on (but not including) the next Monthly Settlement Date and (b) on and after the Termination Date, such period (including a period of one day) as shall be selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Lenders) or, in the absence of any such selection, each period of 30 days from the last day of the preceding Interest Period.

“Interest Rate” means, for any day in any Interest Period for any Loan (or any portion of Capital thereof), LMIR; provided, however, that the “Interest Rate” for each Loan and any day while an Event of Default has occurred and is continuing shall be an interest rate per annum equal the sum of 3.00% per annum plus the greater of (i) LMIR and (ii) the Base Rate in effect on such day; provided, further, that no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law; provided, further, however, that Interest for any Loan shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Interim Report” means each Daily Report and Weekly Report.

“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.

“LC Bank” has the meaning set forth in the preamble to this Agreement.

“LC Collateral Account” means the account at any time designated as the LC Collateral Account established and maintained by the Administrative Agent (for the benefit of the LC Bank and the Lenders), or such other account as may be so designated as such by the Administrative Agent.

“LC Fee Expectation” has the meaning set forth in Section 3.05(c).

“LC Participation Amount” means at any time of determination, the sum of the amounts then available to be drawn under all outstanding Letters of Credit.

“LC Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Borrower to the Administrative Agent, the LC Bank and the Lenders pursuant to Section 3.02(a).

“LCR Security” means any commercial paper or security (other than equity securities issued to Consol or any Originator that is a consolidated subsidiary of Consol under generally accepted accounting principles) within the meaning of Paragraph __.32(e)(viii) of the final rules titled Liquidity Coverage Ratio: Liquidity Risk Measurement Standards, 79 Fed. Reg. 197. 61440 et seq. (October 10, 2014).

“Lenders” means PNC and each other Person that becomes a party to this Agreement in the capacity of a “Lender”.

“Letter of Credit” means any stand-by letter of credit issued by the LC Bank at the request of the Borrower pursuant to this Agreement.

“Letter of Credit Application” has the meaning set forth in Section 3.02(a).

“Lien” means any ownership interest or claim, mortgage, deed of trust, pledge, lien, security interest, hypothecation, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“LMIR” means for any day during any Interest Period, the interest rate per annum determined by the applicable Lender (which determination shall be conclusive absent manifest error) by dividing (i) the one-month Eurodollar rate for Dollar deposits as reported by Bloomberg Finance L.P. and shown on US0001M Screen or any other service or page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in Dollars, as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes, by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage on such day. The calculation of LMIR may also be expressed by the following formula:

One-month Eurodollar rate for Dollars

shown on Bloomberg US0001M Screen

or appropriate successor

LMIR        =

1.00 - Euro-Rate Reserve Percentage

LMIR shall be adjusted on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. Notwithstanding the foregoing, if LMIR as determined herein would be less than zero (0.00), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

“Loan” means any loan made by a Lender pursuant to Section 2.02.

“Loan Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Borrower to the Administrative Agent and the Lenders pursuant to Section 2.02(a).

“Lock-Box” means each locked postal box with respect to which a Collection Account Bank has executed an Account Control Agreement pursuant to which it has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Schedule II (as such schedule may be modified from time to time in connection with the addition or removal of any Lock-Box in accordance with the terms hereof).

“Loss Horizon Ratio” means, at any time of determination, the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed by dividing: (a) the sum of (i) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the six (6) most recent Fiscal Months, plus (ii) the product of (x) 5% by (y) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) originated by the Originators during the seventh (7th) most recent Fiscal Month; by (b) the Net Receivables Pool Balance as of such date.

“Loss Reserve” means, on any day, an amount equal to: (a) the Net Receivables Pool Balance at such time, multiplied by (b) the Loss Reserve Percentage on such day.

“Loss Reserve Percentage” means, at any time of determination, the product of (a) 2.50, times (b) the highest average of the Default Ratios for any three consecutive Fiscal Months during the twelve most recent Fiscal Months, times (c) the Loss Horizon Ratio.

“Majority Lenders” means one or more Lenders representing more than 50% of the aggregate Commitments of all Lenders (or, if the Commitments have been terminated, have Lenders representing more than 50% of the aggregate outstanding Capital held by all the Lenders); provided, however, that in no event shall the Majority Lenders include fewer than two (2) Lenders at any time when there are two (2) or more Lenders.

“Material Adverse Effect” means relative to any Person (provided that if no particular Person is specified, “Material Adverse Effect” shall be deemed to be relative to the Borrower, the Servicer, the Originators and the Sub-Originator, individually and in the aggregate) with respect to any event or circumstance, a material adverse effect on any of the following:

(a)     the assets, operations, business or financial condition of such Person;

(b)     the ability of such Person to perform its obligations under this Agreement or any other Transaction Document to which it is a party;

(c)     the validity or enforceability of this Agreement or any other Transaction Document to which such Person is a party, or the validity, enforceability, value or collectibility of any material portion of the Pool Receivables;

(d)     the status, perfection, enforceability or priority of the Administrative Agent’s security interest in the Collateral; or

(e)     the rights and remedies of any Credit Party under the Transaction Documents or associated with its respective interest in the Collateral.

“Mined Properties” has the meaning set forth in the Purchase and Sale Agreement.

“MINER Receivable” means a Receivable that arises out of a contractual obligation to reimburse an Originator’s estimated cost incurred in connection with the Mine Improvement and New Emergency Response Act of 2006 (MINER Act) or any related or similar legislation or regulation.

“Minimum Dilution Reserve” means, on any day, the amount equal to (a) Net Receivables Pool Balance at such time, multiplied by (b) the Minimum Dilution Reserve Percentage.

“Minimum Dilution Reserve Percentage” means, on any day, the product of (a) the average of the Dilution Ratios for the twelve most recent Fiscal Months, multiplied by (b) the Dilution Horizon Ratio.

“Minimum Usage Threshold” means, on any day, an amount equal to the lesser of (a) the product of (i) 75.0% times (ii) the Facility Limit at such time and (b) the Borrowing Base at such time.

“Monthly Settlement Date” means the 25th day of each calendar month (or if such day is not a Business Day, the next occurring Business Day).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower, the Sub-Originator, any Originator or any of their respective ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Receivables Pool Balance” means, at any time of determination, (a) the aggregate Outstanding Balance of Eligible Receivables then in the Receivables Pool, minus (b) the Excess Concentration.

“No Petition Letter” means (a) the letter agreement, dated as of the date hereof, among the Administrative Agent, the Credit Agreement Collateral Agent, the Servicer, the Parent and the Borrower and (b) the letter agreement, dated as of the date hereof, among the Administrative Agent, the Second Lien Collateral Trustee, the Servicer, the Parent and the Borrower.

“Notice Date” has the meaning set forth in Section 3.02(b).

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

“Obligor Percentage” means, at any time of determination, for each Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Outstanding Balance of the Eligible Receivables of such Obligor less the amount (if any) then included in the calculation of the Excess Concentration with respect to such Obligor and (b) the denominator of which is the aggregate Outstanding Balance of all Eligible Receivables at such time.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Order” has the meaning set forth in Section 3.10.

“Originator” and “Originators” have the meaning set forth in the Purchase and Sale Agreement, as the same may be modified from time to time by adding new Originators or removing Originators in accordance with the terms thereof.

“Other Connection Taxes” means, with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other Taxes arising from any payment made hereunder or from the execution, delivery, filing, recording or enforcement of, or otherwise in respect of, this Agreement, the other Transaction Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment pursuant to Section 14.03(a).

“Outstanding Balance” means, at any time of determination, with respect to any Receivable, the then outstanding principal balance thereof.

“Parent” means CONSOL Energy Inc. (f/k/a CONSOL Mining Corporation), a Delaware corporation.

“Parent Group” has the meaning set forth in Section 8.03(c).

“Participant” has the meaning set forth in Section 14.03(d).

“Participant Register” has the meaning set forth in Section 14.03(e).

“Participation Advance” has the meaning set forth in Section 3.04(b).

“PATRIOT Act” has the meaning set forth in Section 14.15.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Funding Rules” shall mean the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans set forth in Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA.

“Pension Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or the Section 412 of the Code, which is sponsored or maintained by Borrower, the Sub-Originator, any Originator, or any of their respective ERISA Affiliates or to which Borrower, the Sub-Originator, any Originator or any of their respective ERISA Affiliates has any liability.

“Percentage” means, at any time of determination, with respect to any Lender, a fraction (expressed as a percentage), (a) the numerator of which is (i) prior to the termination of all Commitments hereunder, its Commitment at such time or (ii) if all Commitments hereunder have been terminated, the sum of (x) aggregate outstanding Capital of all Loans being funded by such Lender at such time, plus (y) such Lender’s Pro Rata LC Share of the LC Participation Amount at such time and (b) the denominator of which is (i) prior to the termination of all Commitments hereunder, the aggregate Commitments of all Lenders at such time or (ii) if all Commitments hereunder have been terminated, the sum of (x) aggregate outstanding Capital of all Loans at such time, plus (y) the LC Participation Amount at such time.

“Performance Guarantor” means the Parent.

“Performance Guaranty” means the Performance Guaranty, dated as of the Closing Date, by the Performance Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Permitted Lien” means (i) any Lien in favor of, or assigned to, the Administrative Agent (for the benefit of the Secured Parties) and (ii) any bankers’ liens, rights of setoff and other similar Liens existing solely with respect to cash on deposit in a Collection Account to the extent such Liens are not terminated pursuant to an Account Control Agreement; provided, however, that no Lien that could (individually or in the aggregate) reasonably be expected to result in a Material Adverse Effect shall constitute a Permitted Lien.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“PNC” has the meaning set forth in the preamble to this Agreement.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Portion of Capital” means, with respect to any Lender and its related Capital, the portion of such Capital being funded or maintained by such Lender by reference to a particular interest rate basis.

“Pro Rata LC Share” shall mean, as to any Lender, a fraction, the numerator of which equals the Commitment of such Lender at such time and the denominator of which equals the aggregate of the Commitments of all Lenders at such time. For purposes of this definition, no Commitment shall be deemed to have been reduced or terminated solely due to the occurrence of the Termination Date.

“Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of the Closing Date, among the Servicer, the Originators and the Borrower, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Purchase and Sale Termination Event” means a “Purchase and Sale Termination Event” under any Sale Agreement.

“Purchase and Sale Termination Date” has the meaning set forth in the Purchase and Sale Agreement.

“Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, owed to any Originator, the Sub-Originator or the Borrower (as assignee of an Originator or the Sub-Originator), whether constituting an account, as-extracted collateral, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods that have been or are to be sold or for services rendered or to be rendered, and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto. Any such right to payment arising from any one transaction, including, without limitation, any such right to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction.

“Receivables Pool” means, at any time of determination, all of the then outstanding Receivables transferred (or purported to be transferred) to the Borrower pursuant to the Purchase and Sale Agreement prior to the Termination Date.

“Register” has the meaning set forth in Section 14.03(b).

“Reimbursement Obligation” has the meaning set forth in Section 3.04(a).

“Related Rights” has the meaning set forth in Section 1.1 of the Purchase and Sale Agreement.

“Related Security” means, with respect to any Receivable:

(a)     all of the Borrower’s, the Sub-Originator’s and each Originator’s interest in any goods (including returned goods), and documents of title evidencing the shipment or storage of any goods (including returned goods), the sale of which gave rise to such Receivable;

(b)     all instruments and chattel paper that may evidence such Receivable;

(c)     all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(d)     all of the Borrower’s, the Sub-Originator’s and each Originator’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise; and

(e)     all of the Borrower’s and Consol’s rights, interests and claims under the Sale Agreements and the other Transaction Documents.

“Release” has the meaning set forth in Section 4.01(a).

“Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or Sanctions Law or any predicate crime to any Anti-Terrorism Law or Sanctions Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law or Sanctions Law.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Pension Plan, other than events for which the thirty (30) day notice period has been waived.

“Representatives” has the meaning set forth in Section 14.06(c).

“Restricted Subsidiary” shall mean any Subsidiary of the Parent designated as a “Restricted Subsidiary” from time to time under the Revolving Credit Agreement.

“Restricted Payments” has the meaning set forth in Section 8.01(r).

“Revolving Credit Agreement” means that certain Credit Agreement dated as of November 28, 2017, by and among Parent, as borrower, each of the guarantors thereunder, the lenders thereunder, PNC Bank, National Association, as administrative agent for the revolving lenders and Term A Lenders (as defined therein), Citibank, N.A. as administrative agent for the Term B Lenders (as defined therein), and PNC Bank, National Association, as collateral agent.

“Sale Agreements” means the Purchase and Sale Agreement and the Sub-Originator Sale Agreement.

“Sanctioned Country” means a country or territory that is the subject of a comprehensive sanctions program maintained under any Sanctions Laws, including any such country identified on the list maintained by OFAC and available at: http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctions Law” means any laws or regulations pertaining to international trade and financing, imports, exports, reexports, embargos or any other provision or receipt of goods and services, including without limitation, the various sanctions programs administered by OFAC or the U.S. Department of State.

“Sanctioned Person” (i) A Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at: http://www.treasury.gov/resource-center/sanctions/SDN List/Pages/default.aspx, or as otherwise published from time to time, (ii) (ii) any Person located, operating, organized, or resident in a Sanctioned Country, (iii) any Person 50 percent or more owned or otherwise controlled by the foregoing, or (iv) any Person listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law or Sanctions Law.

“Scheduled Termination Date” means August 30, 2021.

“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.

“Second Lien Collateral Trustee” means UMB Bank, N.A., in its capacity as collateral agent for the holders of second lien notes issued on November 13, 2017, by the Parent.

“Secured Parties” means each Credit Party, each Borrower Indemnified Party and each Affected Person.

“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.

“Servicer” has the meaning set forth in the preamble to this Agreement.

“Servicer Indemnified Amounts” has the meaning set forth in Section 13.02(a).

“Servicer Indemnified Party” has the meaning set forth in Section 13.02(a).

“Servicing Fee” means the fee referred to in Section 9.06(a) of this Agreement.

“Servicing Fee Rate” means the rate referred to in Section 9.06(a) of this Agreement.

“Settlement Date” means with respect to any Portion of Capital for any Interest Period or any Interest or Fees, (i) so long as no Event of Default has occurred and is continuing and the Termination Date has not occurred, the Monthly Settlement Date and (ii) on and after the Termination Date or if an Event of Default has occurred and is continuing, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Lenders) (it being understood that the Administrative Agent (with the consent or at the direction of the Majority Lenders) may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.

“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.

“Structuring Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.

“Sub-Originator” means CNX Thermal Holdings LLC, a Delaware limited liability company.

“Sub-Originator Sale Agreement” means the Sub-Originator Sale Agreement, dated as of the Closing Date, between Consol and the Sub-Originator, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Subordinated Note” has the meaning set forth in the Purchase and Sale Agreement.

“Sub-Servicer” has the meaning set forth in Section 9.01(d).

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority and all interest, penalties, additions to tax with respect thereto.

“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 10.01, (c) the occurrence of a Purchase and Sale Termination Event, (d) the Purchase and Sale Termination Date, (e) the date selected by the Borrower on which all Commitments have been reduced to zero pursuant to Section 2.02(e) and (f) the Early Amortization Date.

“Threshold Amount” means (a) with respect to the Borrower, $17,775, and (b) with respect any other Person, $35,000,000.

“Total Reserves” means, at any time of determination, an amount equal to the sum of: (a) the Yield Reserve, plus (b) the greater of (i) the sum of (x) the Loss Reserve, plus (y) the Dilution Reserve and (ii) the sum of (x) the Minimum Dilution Reserve plus (y) the Concentration Reserve.

“Transaction Documents” means this Agreement, each Sale Agreement, the Account Control Agreements, the Fee Letter, each Subordinated Note, the Performance Guaranty and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unbilled Receivable” means, at any time, any Receivable as to which the invoice or bill with respect thereto has not yet been sent to the Obligor thereof.

“Unmatured Event of Default” means an event that but for notice or lapse of time or both would constitute an Event of Default.

“U.S. Obligor” means an Obligor that is a corporation or other business organization and is organized under the laws of the United States of America (or of a United States of America territory, district, state, commonwealth, or possession, including, without limitation, Puerto Rico and the U.S. Virgin Islands) or any political subdivision thereof.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Voting Stock” of a Person shall mean all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Weekly Report” has the meaning set forth in Section 8.01(c)(iii) to the Agreement.

“Withholding Agent” means the Borrower, the Servicer and the Administrative Agent.

“Yield Reserve” means, at any time, the product of (a) the Net Receivables Pool Balance at such time, multiplied by (b) the Yield Reserve Percentage.

“Yield Reserve Percentage” means at any time of determination:

               1.50 x DSO x (BR + SFR)
                         360

where:

          BR     =     the Base Rate;

          DSO     =     the Days’ Sales Outstanding for the most recently ended                               Fiscal Month; and

          SFR     =     the Servicing Fee Rate.

SECTION 1.02.      Other Interpretative Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein, are used herein as defined in such Article 9. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule”, “Exhibit” or “Annex” shall mean articles and sections of, and schedules, exhibits and annexes to, this Agreement. For purposes of this Agreement, the other Transaction Documents and all such certificates and other documents, unless the context otherwise requires: (a) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (b) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (c) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (d) the term “including” means “including without limitation”; (e) references to any Applicable Law refer to that Applicable Law as amended from time to time and include any successor Applicable Law; (f) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (g) references to any Person include that Person’s permitted successors and assigns; (h) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (i) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; (j) terms in one gender include the parallel terms in the neuter and opposite gender; (k) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day and (l) the term “or” is not exclusive.

ARTICLE II

TERMS OF THE LOANS

SECTION 2.01.      Loan Facility. Upon a request by the Borrower pursuant to Section 2.02, and on the terms and subject to the conditions hereinafter set forth, each Lender, severally and not jointly, agrees to make Loans to the Borrower on a revolving basis, ratably in accordance with its Commitment, from time to time during the period from the Closing Date to the Termination Date. Under no circumstances shall any Lender be obligated to make any such Loan if, after giving effect to such Loan:

(i)     the Aggregate Capital plus the LC Participation Amount would exceed the Facility Limit at such time;

(ii)     the sum of (A) the Capital of such Lender, plus (B) such Lender’s Pro Rata LC Share of the LC Participation Amount, would exceed the Commitment of such Lender at such time; or

(iii)     the Aggregate Capital plus the Adjusted LC Participation Amount would exceed the Borrowing Base at such time.

SECTION 2.02.      Making Loans; Repayment of Loans. Each Loan hereunder shall be made on at least one (1) Business Day’s prior written request from the Borrower to the Administrative Agent and each Lender in the form of a Loan Request attached hereto as Exhibit A. Each such request for a Loan shall be made no later than 1:00 p.m. (New York City time) on a Business Day (it being understood that any such request made after such time shall be deemed to have been made on the following Business Day) and shall specify (i) the amount of the Loan(s) requested (which shall not be less than $100,000 and shall be an integral multiple of $100,000), (ii) the allocation of such amount among the Lenders (which shall be ratable based on the Commitments), (iii) the account to which the proceeds of such Loan shall be distributed and (iv) the date such requested Loan is to be made (which shall be a Business Day).

(b)     On the date of each Loan specified in the applicable Loan Request, the Lenders shall, upon satisfaction of the applicable conditions set forth in Article VI and pursuant to the other conditions set forth in this Article II, make available to the Borrower in same day funds an aggregate amount equal to the amount of such Loans requested, at the account set forth in the related Loan Request.

(c)     Each Lender’s obligation shall be several, such that the failure of any Lender to make available to the Borrower any funds in connection with any Loan shall not relieve any other Lender of its obligation, if any, hereunder to make funds available on the date such Loans are requested (it being understood, that no Lender shall be responsible for the failure of any other Lender to make funds available to the Borrower in connection with any Loan hereunder).

(d)     The Borrower shall repay in full the outstanding Capital of each Lender on the Final Maturity Date. Prior thereto, the Borrower shall, on each Settlement Date, make a prepayment of the outstanding Capital of the Lenders to the extent required under Section 4.01 and otherwise in accordance therewith. Notwithstanding the foregoing, the Borrower, in its discretion, shall have the right to make a prepayment, in whole or in part, of the outstanding Capital of the Lenders on any Business Day upon one (1) Business Day’s prior written notice submitted on or before 1:00 p.m. (New York City time) to the Administrative Agent and each Lender; provided, however, that (i) each such prepayment shall be in a minimum aggregate amount of $100,000 and shall be an integral multiple of $100,000, (ii) no such reduction shall reduce the Aggregate Capital plus the LC Participation Amount to an amount less than the Minimum Usage Threshold; provided, however that notwithstanding the foregoing, a prepayment may be in an amount necessary to reduce any Borrowing Base Deficit existing at such time to zero, and (iii) any accrued Interest and Fees in respect of such prepaid Capital shall be paid on the immediately following Settlement Date.

(e)     The Borrower may, at any time upon at least thirty (30) days’ prior written notice to the Administrative Agent and each Lender, terminate the Facility Limit in whole or ratably reduce the Facility Limit in part. Each partial reduction in the Facility Limit shall be in a minimum aggregate amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof, and no such partial reduction shall reduce the Facility Limit to an amount less than $50,000,000. In connection with any partial reduction in the Facility Limit, the Commitment of each Lender shall be ratably reduced.

(f)     In connection with any reduction of the Commitments, the Borrower shall remit to the Administrative Agent (i) instructions regarding such reduction and (ii) for payment to the Lenders, cash in an amount sufficient to pay (A) Capital of each Lender in excess of its Commitment and (B) all other outstanding Borrower Obligations with respect to such reduction (determined based on the ratio of the reduction of the Commitments being effected to the amount of the Commitments prior to such reduction or, if the Administrative Agent reasonably determines that any portion of the outstanding Borrower Obligations is allocable solely to that portion of the Commitments being reduced or has arisen solely as a result of such reduction, all of such portion). Upon receipt of any such amounts, the Administrative Agent shall apply such amounts first to the reduction of the outstanding Capital, and second to the payment of the remaining outstanding Borrower Obligations with respect to such reduction by paying such amounts to the Lenders.

SECTION 2.03.      Interest and Fees.

(a)     On each Settlement Date, the Borrower shall, in accordance with the terms and priorities for payment set forth in Section 4.01, pay to each Lender, the Administrative Agent and the Structuring Agent certain fees (collectively, the “Fees”) in the amounts set forth in the fee letter agreements from time to time entered into, among the Borrower, Lenders, the LC Bank and/or the Administrative Agent (each such fee letter agreement, as amended, restated, supplemented or otherwise modified from time to time, collectively being referred to herein as the “Fee Letter”).

(b)     The Capital of each Lender shall accrue interest on each day when such Capital remains outstanding at the then applicable Interest Rate for such Loan. The Borrower shall pay all Interest and Fees accrued during each Interest Period on the immediately following Settlement Date in accordance with the terms and priorities for payment set forth in Section 4.01.

SECTION 2.04.      Records of Loans and Participation Advances. Each Lender shall record in its records, the date and amount of each Loan and Participation Advance made by such Lender hereunder, the interest rate with respect thereto, the Interest accrued thereon and each repayment and payment thereof. Subject to Section 14.03(b), such records shall be conclusive and binding absent manifest error. The failure to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of the Borrower hereunder or under the other Transaction Documents to repay the Capital of each Lender, together with all Interest accruing thereon and all other Borrower Obligations.

ARTICLE III

LETTER OF CREDIT FACILITY

SECTION 3.01.      Letters of Credit.

(a)     Subject to the terms and conditions hereof and the satisfaction of the applicable conditions set forth in Article VI, the LC Bank shall issue or cause the issuance of Letters of Credit on behalf of the Borrower (and, if applicable, on behalf of, or for the account of, an Originator or the Sub-Originator or an Affiliate of such Originator or the Sub-Originator in favor of such beneficiaries as such Originator or the Sub-Originator or an Affiliate of such Originator or the Sub-Originator may elect with the consent of the Borrower); provided, however, that the LC Bank will not be required to issue or cause to be issued any Letters of Credit to the extent that after giving effect thereto:

(i)     the Aggregate Capital plus the LC Participation Amount would exceed the Facility Limit at such time;

(ii)     the Aggregate Capital plus the Adjusted LC Participation Amount would exceed the Borrowing Base at such time; or

(iii)     the LC Participation Amount would exceed the aggregate of the Commitments of the Lenders at such time.

(b)     Interest shall accrue on all amounts drawn under Letters of Credit for each day on and after the applicable Drawing Date so long as such drawn amounts shall have not been reimbursed to the LC Bank pursuant to the terms hereof.

SECTION 3.02.      Issuance of Letters of Credit; Participations.

(a)     The Borrower may request the LC Bank, upon one (1) Business Day’s prior written notice submitted on or before 1:00 p.m. (New York City time), to issue a Letter of Credit by delivering to the Administrative Agent, each Lender and the LC Bank, the LC Bank’s form of Letter of Credit Application (the “Letter of Credit Application”), substantially in the form of Exhibit D attached hereto and an LC Request, in each case completed to the satisfaction of the Administrative Agent and the LC Bank; and such other certificates, documents and other papers and information as the Administrative Agent or the LC Bank may reasonably request.

(b)     Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or other written demands for payment when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance, extension or renewal, as the case may be, and in no event later than twelve (12) months after the Scheduled Termination Date. The terms of each Letter of Credit may include customary “evergreen” provisions providing that such Letter of Credit’s expiry date shall automatically be extended for additional periods not to exceed twelve (12) months unless, not less than thirty (30) days (or such longer period as may be specified in such Letter of Credit) (the “Notice Date”) prior to the applicable expiry date, the LC Bank delivers written notice to the beneficiary thereof declining such extension; provided, however, that if (x) any such extension would cause the expiry date of such Letter of Credit to occur after the date that is twelve (12) months after the Scheduled Termination Date or (y) the LC Bank reasonably determines that any condition precedent (including, without limitation, those set forth in Sections 3.01 and Article VI) to issuing such Letter of Credit hereunder is not satisfied (other than any such condition requiring the Borrower to submit an LC Request or Letter of Credit Application in respect thereof), then the LC Bank, in the case of clause (x) above, may (or, at the written direction of any Lender, shall) or, in the case of clause (y) above, shall, use reasonable efforts in accordance with (and to the extent permitted by) the terms of such Letter of Credit to prevent the extension of such expiry date (including notifying the Borrower and the beneficiary of such Letter of Credit in writing prior to the Notice Date that such expiry date will not be so extended). Each Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, and any amendments or revisions thereof adhered to by the LC Bank or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590), and any amendments or revisions thereof adhered to by the LC Bank, as determined by the LC Bank.

(c)     Immediately upon the issuance by the LC Bank of any Letter of Credit (or any amendment to a Letter of Credit increasing the amount thereof), the LC Bank shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from the LC Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata LC Share, in such Letter of Credit, each drawing made thereunder and the obligations of the Borrower hereunder with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Commitments or Pro Rata LC Shares of the Lenders pursuant to this Agreement, it is hereby agreed that, with respect to all outstanding Letters of Credit and unreimbursed drawings thereunder, there shall be an automatic adjustment to the participations pursuant to this clause (c) to reflect the new Pro Rata LC Shares of the assignor and assignee Lender or of all Lenders with Commitments, as the case may be. In the event that the LC Bank makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to the LC Bank pursuant to Section 3.04(a), each Lender shall be obligated to make Participation Advances with respect to such Letter of Credit in accordance with Section 3.04(b).

SECTION 3.03.      Requirements For Issuance of Letters of Credit. The Borrower shall authorize and direct the LC Bank to name the Borrower, an Originator, the Sub-Originator or an Affiliate of an Originator or the Sub-Originator as the “Applicant” or “Account Party” of each Letter of Credit.

SECTION 3.04.      Disbursements, Reimbursement.

(a)     In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the LC Bank will promptly notify the Administrative Agent and the Borrower of such request. The Borrower shall reimburse (such obligation to reimburse the LC Bank shall sometimes be referred to as a “Reimbursement Obligation”) the LC Bank prior to noon (New York City time), on the next Business Day following each date that an amount is paid by the LC Bank under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by the LC Bank. Such Reimbursement Obligation shall be satisfied by the Borrower (i) first, by the remittance by the Administrative Agent to the LC Bank of any available amounts then on deposit in the LC Collateral Account and (ii) second, by the remittance by or on behalf of the Borrower to the LC Bank of any other funds of the Borrower then available for disbursement. In the event the Borrower fails to reimburse the LC Bank for the full amount of any drawing under any Letter of Credit by noon (New York City time) on the next Business Day following the Drawing Date (including because the conditions precedent to a Loan requested by the Borrower pursuant to Section 2.01 shall not have been satisfied), the LC Bank will promptly notify each Lender thereof. Any notice given by the LC Bank pursuant to this Section may be oral if promptly confirmed in writing; provided that the lack of such a prompt written confirmation shall not affect the conclusiveness or binding effect of such oral notice.

(b)     Each Lender shall upon any notice pursuant to clause (a) above make available to the LC Bank an amount in immediately available funds equal to its Pro Rata LC Share of the amount of the drawing (a “Participation Advance”), whereupon the Lenders shall each be deemed to have made a Loan to the Borrower in that amount. If any Lender so notified fails to make available to the LC Bank the amount of such Lender’s Pro Rata LC Share of such amount by 2:00 p.m. (New York City time) on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the Base Rate on and after the fourth day following the Drawing Date. The LC Bank will promptly give notice to each Lender of the occurrence of the Drawing Date, but failure of the LC Bank to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this clause (b). Each Lender’s obligation to make Participation Advances shall continue until the last to occur of any of the following events: (A) the LC Bank ceases to be obligated to issue or cause to be issued Letters of Credit hereunder, (B) no Letter of Credit issued hereunder remains outstanding and uncancelled or (C) all Credit Parties have been fully reimbursed for all payments made under or relating to Letters of Credit.

SECTION 3.05.      Repayment of Participation Advances.

(a)     Upon (and only upon) receipt by the LC Bank for its account of immediately available funds from or for the account of the Borrower (i) in reimbursement of any payment made by the LC Bank under a Letter of Credit with respect to which any Lender has made a Participation Advance to the LC Bank or (ii) in payment of Interest on the Loans made or deemed to have been made in connection with any such draw, the LC Bank will pay to each Lender, ratably (based on the outstanding drawn amounts funded by each such Lender in respect of such Letter of Credit), in the same funds as those received by the LC Bank; it being understood, that the LC Bank shall retain a ratable amount of such funds that were not the subject of any payment in respect of such Letter of Credit by any Lender.

(b)     If the LC Bank is required at any time to return to the Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Borrower to the LC Bank pursuant to this Agreement in reimbursement of a payment made under a Letter of Credit or interest or fee thereon, each Lender shall, on demand of the LC Bank, forthwith return to the LC Bank the amount of its Pro Rata LC Share of any amounts so returned by the LC Bank plus interest at the Federal Funds Rate, from the date the payment was first made to such Lender through, but not including, the date the payment is returned by such Lender.

(c)     If any Letters of Credit are outstanding and undrawn on the Termination Date, the LC Collateral Account shall be funded from Collections (or, in the Borrower’s sole discretion, by other funds available to the Borrower) in an amount equal to the aggregate undrawn face amount of such Letters of Credit plus all related fees to accrue through the stated expiration dates thereof (such fees to accrue, as reasonably estimated by the LC Bank, the “LC Fee Expectation”).

SECTION 3.06.      Documentation; Documentary and Processing Charges. The Borrower agrees to be bound by the terms of the Letter of Credit Application and by the LC Bank’s interpretations of any Letter of Credit issued for the Borrower and by the LC Bank’s written regulations and customary practices relating to letters of credit, though the LC Bank’s interpretation of such regulations and practices may be different from the Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. The LC Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto. In addition to any other fees or expenses owing under the Fee Letter or any other Transaction Document or otherwise pursuant to any Letter of Credit Application, the Borrower shall pay to the LC Bank for its own account any customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the LC Bank relating to letters of credit as from time to time in effect. Such customary fees shall be due and payable upon demand and shall be nonrefundable.

SECTION 3.07.      Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the LC Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

SECTION 3.08.      Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of the Borrower to reimburse the LC Bank upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and under all circumstances, including the following circumstances:

(i)     any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the LC Bank, the other Credit Parties, the Borrower, the Servicer, an Originator, the Sub-Originator, the Performance Guarantor or any other Person for any reason whatsoever;

(ii)     the failure of the Borrower or any other Person to comply with the conditions set forth in this Agreement for the making of a purchase, reinvestments, requests for Letters of Credit or otherwise, it being acknowledged that such conditions are not required for the making of Participation Advances hereunder;

(iii)     any lack of validity or enforceability of any Letter of Credit or any set-off, counterclaim, recoupment, defense or other right which the Borrower, the Performance Guarantor, the Servicer, an Originator, the Sub-Originator or any Affiliate thereof on behalf of which a Letter of Credit has been issued may have against the LC Bank, or any other Credit Party or any other Person for any reason whatsoever;

(iv)     any claim of breach of warranty that might be made by the Borrower, an Originator or any Affiliate thereof, the LC Bank, or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, defense or other right which the Borrower, the Servicer, the LC Bank or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the LC Bank, any other Credit Party or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or any Affiliates of the Borrower and the beneficiary for which any Letter of Credit was procured);

(v)     the lack of power or authority of any signer of, or lack of validity, sufficiency, accuracy, enforceability or genuineness of, any draft, demand, instrument, certificate or other document presented under any Letter of Credit, or any such draft, demand, instrument, certificate or other document proving to be forged, fraudulent, invalid, defective or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, even if the Administrative Agent or the LC Bank has been notified thereof;

(vi)     payment by the LC Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii)     the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)     any failure by the LC Bank or any of the LC Bank’s Affiliates to issue any Letter of Credit in the form requested by the Borrower;

(ix)     any Material Adverse Effect;

(x)     any breach of this Agreement or any other Transaction Document by any party thereto;

(xi)     the occurrence or continuance of an Insolvency Proceeding with respect to the Borrower, the Performance Guarantor, any Originator, the Sub-Originator or any Affiliate thereof;

(xii)     the fact that an Event of Default or an Unmatured Event of Default shall have occurred and be continuing;

(xiii)     the fact that this Agreement or the obligations of the Borrower or the Servicer hereunder shall have been terminated; and

(xiv)     any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

SECTION 3.09.      Indemnity. In addition to other amounts payable hereunder, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Administrative Agent, the LC Bank, each Lender, each other Credit Party and each of the LC Bank’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including Attorney Costs) which the Administrative Agent, the LC Bank, any Lender, any other Credit Party or any of their respective Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, except to the extent resulting from (a) the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction or (b) the wrongful dishonor by the LC Bank of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”). This Section 3.09 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

SECTION 3.10.      Liability for Acts and Omissions. As between the Borrower, on the one hand, and the Administrative Agent, the LC Bank, the Lenders, and the other Credit Parties, on the other, the Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by, the respective beneficiaries of such Letter of Credit. In furtherance and not in limitation of the foregoing, none of the Administrative Agent, the LC Bank, the Lenders, or any other Credit Party shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the LC Bank, any Lender or any other Credit Party shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, electronic mail, cable, telegraph, telex, facsimile or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Administrative Agent, the LC Bank, the Lenders, and the other Credit Parties, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the LC Bank’s rights or powers hereunder. In no event shall the Administrative Agent, the LC Bank, the Lenders, or the other Credit Parties or their respective Affiliates, be liable to the Borrower or any other Person for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation Attorney Costs), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Administrative Agent, the LC Bank, the Lenders, and the other Credit Parties and each of their respective Affiliates (i) may rely on any written communication believed in good faith by such Person to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the LC Bank or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Administrative Agent, the LC Bank, the Lenders, or the other Credit Parties or their respective Affiliates, in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and may honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the LC Bank under or in connection with any Letter of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, shall not put the LC Bank under any resulting liability to the Borrower, any Credit Party or any other Person.

ARTICLE IV

SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS

SECTION 4.01.      Settlement Procedures.

(a)     The Servicer shall set aside and hold in trust for the benefit of the Secured Parties (or, if so requested by the Administrative Agent, segregate in a separate account designated by the Administrative Agent), which shall be an account maintained and controlled by the Administrative Agent unless the Administrative Agent otherwise instructs in its sole discretion), for application in accordance with the priority of payments set forth below, all Collections on Pool Receivables that are actually received by the Servicer or the Borrower or received in any Lock-Box or Collection Account; provided, however, that so long as each of the conditions precedent set forth in Section 6.03 are satisfied on such date, the Servicer may release to the Borrower from such Collections the amount (if any) necessary to pay (i) the purchase price for Receivables purchased by the Borrower on such date in accordance with the terms of the Purchase and Sale Agreement or (ii) amounts owing by the Borrower to the Originators under the Subordinated Notes (each such release, a “Release”). On each Settlement Date, the Servicer (or, following its assumption of control of the Collection Accounts, the Administrative Agent) shall, distribute such Collections in the following order of priority:

(i)     first, to the Servicer for the payment of the accrued Servicing Fees payable for the immediately preceding Interest Period (plus, if applicable, the amount of Servicing Fees payable for any prior Interest Period to the extent such amount has not been distributed to the Servicer);

(ii)     second, to each Lender and other Credit Party (ratably, based on the amount then due and owing), all accrued and unpaid Interest and Fees due to such Lender and other Credit Party for the immediately preceding Interest Period (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments), plus, if applicable, the amount of any such Interest and Fees (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments) payable for any prior Interest Period to the extent such amount has not been distributed to such Lender or Credit Party;

(iii)     third, as set forth in clause (x), (y) or (z) below, as applicable:

(x)     prior to the occurrence of the Termination Date, to the extent that a Borrowing Base Deficit exists on such date: (I) first, to the Lenders (ratably, based on the aggregate outstanding Capital of each Lender at such time) for the payment of a portion of the outstanding Aggregate Capital at such time, in an aggregate amount equal to the amount necessary to reduce the Borrowing Base Deficit to zero ($0) and (II) second, to the LC Collateral Account, in reduction of the Adjusted LC Participation Amount, in an amount equal to the amount necessary (after giving effect to clause (I) above) to reduce the Borrowing Base Deficit to zero ($0);

(y)     on and after the occurrence of the Termination Date: (I) first, to each Lender (ratably, based on the aggregate outstanding Capital of each Lender at such time) for the payment in full of the aggregate outstanding Capital of such Lender at such time and (II) second, to the LC Collateral Account (A) the amount necessary to reduce the Adjusted LC Participation Amount to zero ($0) and (B) an amount equal to the LC Fee Expectation at such time; or

(z)     prior to the occurrence of the Termination Date, at the election of the Borrower and in accordance with Section 2.02(d), to the payment of all or any portion of the outstanding Capital of the Lenders at such time (ratably, based on the aggregate outstanding Capital of each Lender at such time);

(iv)     fourth, [reserved];

(v)     fifth, to the Credit Parties, the Affected Persons and the Borrower Indemnified Parties (ratably, based on the amount due and owing at such time), for the payment of all other Borrower Obligations then due and owing by the Borrower to the Credit Parties, the Affected Persons and the Borrower Indemnified Parties; and

(vi)     sixth, the balance, if any, to be paid to the Borrower for its own account.

(b)     All payments or distributions to be made by the Servicer, the Borrower and any other Person to the Lenders (or their respective related Affected Persons and the Borrower Indemnified Parties) and the LC Bank hereunder shall be paid or distributed to the Administrative Agent’s Account. The Administrative Agent, upon its receipt in the Administrative Agent’s Account of any such payments or distributions, shall distribute such amounts to the applicable Lenders, the LC Bank, Affected Persons and the Borrower Indemnified Parties ratably; provided that if the Administrative Agent shall have received insufficient funds to pay all of the above amounts in full on any such date, the Administrative Agent shall pay such amounts to the applicable Lenders, the LC Bank, Affected Persons and the Borrower Indemnified Parties in accordance with the priority of payments forth above, and with respect to any such category above for which there are insufficient funds to pay all amounts owing on such date, ratably (based on the amounts in such categories owing to each such Person) among all such Persons entitled to payment thereof.

(c)     If and to the extent the Administrative Agent, any Credit Party, any Affected Person or any Borrower Indemnified Party shall be required for any reason to pay over to any Person any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Borrower and, accordingly, the Administrative Agent, such Credit Party, such Affected Person or such Borrower Indemnified Party, as the case may be, shall have a claim against the Borrower for such amount.

(d)     For the purposes of this Section 4.01:

(i)     if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, credit memo, discount or other adjustment made by the Borrower, the Sub-Originator, any Originator, the Servicer or any Affiliate of the Servicer, or any setoff, counterclaim or dispute between the Borrower or any Affiliate of the Borrower, the Sub-Originator, an Originator or any Affiliate of an Originator, the Sub-Originator or the Servicer or any Affiliate of the Servicer, and an Obligor, the Borrower shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment and shall within two (2) Business Days pay any and all such amounts in respect thereof to a Collection Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Credit Parties for application pursuant to Section 4.01(a);

(ii)     if on any day any of the representations or warranties in Section 7.01 is not true with respect to any Pool Receivable, the Borrower shall be deemed to have received on such day a Collection of such Pool Receivable in full and shall within two (2) Business Days pay the amount of such deemed Collection to a Collection Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Credit Parties for application pursuant to Section 4.01(a) (Collections deemed to have been received pursuant to Section 4.01(d)(i) and (ii) are herein referred to as “Deemed Collections”);

(iii)     except as provided in clauses (i) or (ii) above or otherwise required by Applicable Law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and

(iv)     if and to the extent the Administrative Agent, any Credit Party, any Affected Person or any Borrower Indemnified Party shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Borrower and, accordingly, such Person shall have a claim against the Borrower for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

SECTION 4.02.      Payments and Computations, Etc. All amounts to be paid by the Borrower or the Servicer to the Administrative Agent, any Credit Party, any Affected Person or any Borrower Indemnified Party hereunder shall be paid no later than noon (New York City time) on the day when due in same day funds to the account so designated from time to time by such Person.

(b)     Each of the Borrower and the Servicer shall, to the extent permitted by Applicable Law, pay interest on any amount not paid or deposited by it when due hereunder, at an interest rate per annum equal to 2.00% per annum above the Base Rate, payable on demand.

(c)     All computations of interest under subsection (b) above and all computations of Interest, Fees and other amounts hereunder shall be made on the basis of a year of 360 days (or, in the case of amounts determined by reference to the Base Rate, 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

ARTICLE V

INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND SECURITY INTEREST

SECTION 5.01.      Increased Costs.

(a)     Increased Costs Generally. If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Affected Person;

(ii)     subject any Affected Person to any Taxes (except to the extent such Taxes are (A) Indemnified Taxes for which relief is sought under Section 5.03, (B) Taxes described in clause (b) or (c) of the definition of Excluded Taxes or (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)     impose on any Affected Person any other condition, cost or expense (other than Taxes) (A) affecting the Collateral, this Agreement, any other Transaction Document, any Loan or any Letter of Credit or participation therein or (B) affecting its obligations or rights to make Loans or issue or participate in Letters of Credit;

and the result of any of the foregoing shall be to increase the cost to such Affected Person of (A) acting as the Administrative Agent or a Credit Party hereunder, (B) funding or maintaining any Loan or issuing or participating in, any Letter of Credit (or interests therein) or (C) maintaining its obligation to fund or maintain any Loan or issuing or participating in, any Letter of Credit, or to reduce the amount of any sum received or receivable by such Affected Person hereunder, then, upon request of such Affected Person, the Borrower shall pay to such Affected Person such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered.

(b)     Capital and Liquidity Requirements. If any Credit Party determines that any Change in Law affecting such Credit Party or any lending office of such Credit Party or such Credit Party’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Credit Party’s capital or on the capital of such Credit Party’s holding company, if any, in each case, as a consequence of this Agreement or any other Transaction Document, the Commitments of such Credit Party or the Loans made by, or participations in any Letter of Credit held by, such Credit Party, or any Letter of Credit issued by the LC Bank, to a level below that which such Credit Party or such Credit Party’s holding company could have achieved but for such Change in Law (taking into consideration such Credit Party’s policies and the policies of such Credit Party’s holding company with respect to capital adequacy and liquidity), then from time to time, upon request of such Credit Party, the Borrower will pay to such Credit Party, such additional amount or amounts as will compensate such Credit Party or such Credit Party’s holding company for any such reduction suffered.

(c)     Certificates for Reimbursement. A certificate of an Affected Person setting forth the amount or amounts necessary to compensate such Affected Person or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall, subject to the priorities of payment set forth in Section 4.01, pay such Affected Person the amount shown as due on any such certificate on the first Settlement Date occurring after the Borrower’s receipt of such certificate.

(d)     Delay in Requests. Failure or delay on the part of any Credit Party to demand compensation pursuant to this Section shall not constitute a waiver of such Credit Party’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Credit Party pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Credit Party notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Credit Party’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 5.02.      [Reserved].

SECTION 5.03.     Taxes.

(a)     Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Credit Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)     Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c)     Indemnification by the Borrower. The Borrower shall indemnify each Credit Party, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Credit Party will promptly notify Borrower (with a copy to the Administrative Agent) of any event of which it has knowledge, which will entitle such Credit Party to compensation pursuant to this Section 5.03, provided that failure of any Credit Party to provide notice hereunder shall not constitute a waiver of such right to indemnification to the extent such failure does not materially and adversely affect Borrower. Promptly upon having knowledge that any such Indemnified Taxes have been levied, imposed or assessed, and promptly upon notice by the Administrative Agent or any Credit Party, the Borrower shall pay such Indemnified Taxes directly to the relevant taxing authority or Governmental Authority (or to the Administrative Agent or such Credit Party if such Taxes have already been paid to the relevant taxing authority or Governmental Authority); provided that neither the Administrative Agent nor any Affected Person shall be under any obligation to provide any such notice to the Borrower. A certificate as to the amount of such payment or liability delivered to the Borrower by a Credit Party (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Credit Party, shall be conclusive absent manifest error.

(d)     Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender or any of its respective Affiliates that are Affected Persons (but only to the extent that the Borrower and its Affiliates have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting any obligation of the Borrower, the Servicer or their Affiliates to do so), (ii) any Taxes attributable to the failure of such Lender or any of its respective Affiliates that are Affected Persons to comply with Section 14.03(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender or any of their respective Affiliates that are Affected Persons, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or any of their its Affiliates that are Affected Persons under any Transaction Document or otherwise payable by the Administrative Agent to such Lender or any of its respective Affiliates that are Affected Persons from any other source against any amount due to the Administrative Agent under this clause (d).

(e)     Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5.03, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)     Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.03(f)(ii)(A), 5.03(f)(ii)(B) and 5.03(g)) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)     Without limiting the generality of the foregoing:

(A)     a Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time upon the reasonable request of the Borrower or the Administrative Agent), executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)     any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Lender) on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time upon the reasonable request of the Borrower or the Administrative Agent, whichever of the following is applicable):

(1)     in the case of such a Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Transaction Document, executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)     executed originals of Internal Revenue Service Form W-8ECI;

(3)     in the case of such a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Affected Person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E; or

(4)     to the extent such Lender is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN, or Internal Revenue Service Form W-8BEN-E, a U.S. Tax Compliance Certificate, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if such Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and

(C)     any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), from time to time upon the reasonable request of the Borrower or the Administrative Agent, executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(g)     Documentation Required by FATCA. If a payment made to a Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Affected Person shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Ledner has complied with such Affected Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)     Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Credit Party, the termination of the Commitments and the repayment, satisfaction or discharge of all the Borrower Obligations and the Servicer’s obligations hereunder.

(i)     Updates. Each Affected Person agrees that if any form or certification it previously delivered pursuant to this Section 5.03 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

SECTION 5.04.      Inability to Determine LMIR; Change in Legality.

(a)     If any Lender shall have determined on any day, by reason of circumstances affecting the interbank Eurodollar market, either that: (i) dollar deposits in the relevant amounts and for the relevant Interest Period or day, as applicable, are not available, (ii) adequate and reasonable means do not exist for ascertaining LMIR for such Interest Period or day, as applicable, or (iii) LMIR determined pursuant hereto does not accurately reflect the cost to the applicable Lender (as determined by such Lender) of maintaining any Portion of Capital during such Interest Period or day, as applicable, such Lender shall promptly give telephonic notice of such determination, confirmed in writing, to the Borrower on such day. Upon delivery of such notice: (i) no Portion of Capital shall be funded thereafter at LMIR unless and until such Lender shall have given notice to the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist and (ii) with respect to any outstanding Portion of Capital then funded at LMIR, such Interest Rate shall automatically be converted to the Base Rate.

(b)     If on any day any Lender shall have been notified by any Affected Person that such Lender has determined (which determination shall be final and conclusive absent manifest error) that any Change in Law, or compliance by such Lender with any Change in Law, shall make it unlawful or impossible for such Lender to fund or maintain any Portion of Capital at or by reference to LMIR, such Lender shall notify the Borrower and the Administrative Agent thereof. Upon receipt of such notice, until the applicable Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such determination no longer apply, (i) no Portion of Capital shall be funded at or by reference to LMIR and (ii) the Interest for any outstanding portions of Capital then funded at LMIR shall automatically and immediately be converted to the Base Rate.

SECTION 5.05.      Security Interest.

(a)     As security for the performance by the Borrower of all the terms, covenants and agreements on the part of the Borrower to any Credit Party, Borrower Indemnified Party and/or Affected Person to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of the Aggregate Capital and all Interest in respect of the Loans and all other Borrower Obligations, the Borrower hereby grants to the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, a continuing security interest in, all of the Borrower’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Collateral”): (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Lock-Boxes and Collection Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Boxes and Collection Accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of the Borrower under the Sale Agreements, (vi) all other personal and fixture property or assets of the Borrower of every kind and nature including, without limitation, all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, securities accounts, securities entitlements, letter of credit rights, commercial tort claims, securities and all other investment property, supporting obligations, money, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles) (each as defined in the UCC) and (vii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.

The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Collateral, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC. The Borrower hereby authorizes the Administrative Agent to file financing statements describing as the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

Immediately upon the occurrence of the Final Payout Date, the Collateral shall be automatically released from the lien created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Lenders and the other Credit Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Borrower; provided, however, that promptly following written request therefor by the Borrower delivered to the Administrative Agent following any such termination, and at the expense of the Borrower, the Administrative Agent shall execute and deliver to the Borrower UCC-3 termination statements and such other documents as the Borrower shall reasonably request to evidence such termination.

SECTION 5.06.      Inability to Determine LMIR; Change in Legality.

(a)     If the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that either (a) (i) the circumstances set forth in Section 5.04 have arisen and are unlikely to be temporary, or (ii) the circumstances set forth in Section 5.04 have not arisen but the applicable supervisor or administrator (if any) of LMIR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying the specific date after which LMIR shall no longer be used for determining interest rates for loans (either such date, an “LMIR Termination Date”), or (b) a rate other than LMIR has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then the Administrative Agent may (with the consent of the Borrower, such consent not to be unreasonably withheld, conditioned or delayed) choose a replacement index for LMIR and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in LMIR based interest rate in effect prior to its replacement.

(b)     The Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the determination of the Administrative Agent (with the consent of the Borrower, not to be unreasonably withheld, conditioned or delayed), for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents (including, without limitation, Section 14.01), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. New York City time on the tenth (10th) Business Day after the date a draft of the amendment is provided to each Lender, unless the Administrative Agent receives, on or before such tenth (10th) Business Day, a written notice from the Majority Lenders stating that such Majority Lenders objects to such amendment.

(c)     Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from an LMIR-based rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (x) the effects of the transition from LMIR to the replacement index and (y) yield- or risk-based differences between LMIR and the replacement index.

(d)     Until an amendment reflecting a new replacement index in accordance with this Section 5.06 is effective, each Portion of Capital accruing Interest with reference to LMIR will continue to bear interest with reference to LMIR; provided however, that if the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that an LMIR Termination Date has occurred, then following the LMIR Termination Date, each Portion of Capital that would otherwise accrue Interest with reference to LMIR shall automatically begin accruing Interest with reference to the Base Rate until such time as an amendment reflecting a replacement index and related matters as described above is implemented.

(e)     Notwithstanding anything to the contrary contained herein, (i) if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement and (ii) the “LC Participation Fee” (as defined in the applicable Fee Letter) shall not be amended solely in connection with selecting any replacement index in accordance with this Section 5.06.

ARTICLE VI

CONDITIONS to Effectiveness and CREDIT EXTENSIONS

SECTION 6.01.      Conditions Precedent to Effectiveness and the Initial Credit Extension. This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit I hereto, in each case, in form and substance reasonably acceptable to the Administrative Agent and (b) all fees and expenses payable by the Borrower on the Closing Date to the Credit Parties have been paid in full in accordance with the terms of the Transaction Documents.

SECTION 6.02.      Conditions Precedent to All Credit Extensions. Each Credit Extension hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a)     in the case of a Loan, the Borrower shall have delivered to the Administrative Agent and each Lender a Loan Request for such Loan, and in the case of a Letter of Credit, the Borrower shall have delivered to the Administrative Agent, each Lender and the LC Bank, a Letter of Credit Application and an LC Request, in each case, in accordance with Section 2.02(a) or Section 3.02(a), as applicable;

(b)     the Servicer shall have delivered to the Administrative Agent and each Lender all Information Packages and Interim Reports required to be delivered hereunder;

(c)     the conditions precedent to such Credit Extension specified in Section 2.01(i) through (iii) and Section 3.01(a), as applicable, shall be satisfied;

(d)     on the date of such Credit Extension the following statements shall be true and correct (and upon the occurrence of such Credit Extension, the Borrower and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i)     the representations and warranties of the Borrower and the Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Credit Extension as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)     no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such Credit Extension;

(iii)     no Borrowing Base Deficit exists based on the data provided as of the most recent Information Package or Interim Report required to be delivered under this Agreement by the Administrative Agent (provided that Borrower may elect to provide a more recent Interim Report which the Administrative Agent may rely on in its sole discretion in determining whether this clause (iii) is satisfied);

(iv)     no Borrowing Base Deficit exists or would exist after giving effect to such Credit Extension;

(v)     the Termination Date has not occurred; and

(vi)     the Aggregate Capital plus the LC Participation Amount exceeds the Minimum Usage Threshold.

SECTION 6.03.      Conditions Precedent to All Releases. Each Release hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a)     after giving effect to such Release, the Servicer shall be holding in trust for the benefit of the Secured Parties an amount of Collections sufficient to pay the sum of (x) all accrued and unpaid Servicing Fees, Interest and Fees, in each case, through the date of such Release, (y) the amount of any Borrowing Base Deficit and (z) the amount of all other accrued and unpaid Borrower Obligations through the date of such Release;

(b)     the Borrower shall use the proceeds of such Release solely to pay the purchase price for Receivables purchased by the Borrower in accordance with the terms of the Purchase and Sale Agreement; and

(c)     on the date of such Release the following statements shall be true and correct (and upon the occurrence of such Release, the Borrower and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i)     the representations and warranties of the Borrower and the Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Release as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)     no Event of Default has occurred and is continuing, and no Event of Default would result from such Release;

(iii)     no Borrowing Base Deficit exists or would exist after giving effect to such Release;

(iv)     the Termination Date has not occurred; and

(v)     the Aggregate Capital plus the LC Participation Amount exceeds the Minimum Usage Threshold.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

SECTION 7.01.      Representations and Warranties of the Borrower. The Borrower represents and warrants to each Credit Party as of the Closing Date, on each Settlement Date, on the date of each Release and on each day on which a Credit Extension shall have occurred:

(a)     Organization and Good Standing. The Borrower is a limited liability company and validly existing in good standing under the laws of the State of Delaware and has full power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b)     Due Qualification. The Borrower is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)     Power and Authority; Due Authorization. The Borrower (i) has all necessary power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (C) grant a security interest in the Collateral to the Administrative Agent on the terms and subject to the conditions herein provided and (ii) has duly authorized by all necessary action such grant and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.

(d)     Binding Obligations. This Agreement and each of the other Transaction Documents to which the Borrower is a party constitutes legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)     No Conflict or Violation. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents to which the Borrower is a party, and the fulfillment of the terms hereof and thereof, will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under its organizational documents or any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument to which the Borrower is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of the Collateral pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any Applicable Law.

(f)     Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending or, to the best knowledge of the Borrower, threatened, against the Borrower before any Governmental Authority and (ii) the Borrower is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document, (B) seeks to prevent the grant of a security interest in any Collateral by the Borrower to the Administrative Agent, the ownership or acquisition by the Borrower of any Pool Receivables or other Collateral or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, or (C) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect.

(g)     Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, approval or action could not reasonably be expected to have a Material Adverse Effect, all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by the Borrower in connection with the grant of a security interest in the Collateral to the Administrative Agent hereunder or the due execution, delivery and performance by the Borrower of this Agreement or any other Transaction Document to which it is a party and the consummation by the Borrower of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect.

(h)     Margin Regulations. The Borrower is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System).

(i)     Solvency. After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, the Borrower is Solvent.

(j)     Offices; Legal Name. The Borrower’s sole jurisdiction of organization is the State of Delaware and such jurisdiction has not changed within four months prior to the date of this Agreement. The office of the Borrower is located at 1000 CONSOL Energy Drive, Canonsburg PA 15317. The legal name of the Borrower is CONSOL Funding LLC.

(k)     Investment Company Act; Volcker Rule The Borrower (i) is not, and is not controlled by, an “investment company” registered or required to be registered under the Investment Company Act and (ii) is not a “covered fund” under the Volcker Rule. In determining that the Borrower is not a “covered fund” under the Volcker Rule, the Borrower relies on, and is entitled to rely on, the exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act.

(l)     [Reserved].

(m)     Accuracy of Information. All Information Packages, Interim Reports, Loan Requests, LC Requests, Letter of Credit Applications, certificates, reports, statements, documents and other information furnished to the Administrative Agent or any other Credit Party by or on behalf of the Borrower pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Credit Party, and does not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(n)     Anti-Money Laundering/International Trade Law Compliance. No Covered Entity is a Sanctioned Person. No Covered Entity, either in its own right or through any third party, (i) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law or Sanctions Law; (ii) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law or Sanctions Law; or (iii) engages in any dealings or transactions prohibited by any Anti-Terrorism Law or Sanctions Law.

(o)     Mortgages Covering As-Extracted Collateral. There are no mortgages that are effective as financing statements covering as-extracted collateral that constitutes Collateral and that name any Originator or the Sub-Originator (or, if such Originator or Sub-Originator is not the “record owner” of the underlying property, any “record owner” with respect to such as-extracted collateral, as such term is used in the UCC) as grantor, debtor or words of similar effect filed or recorded in any jurisdiction.

(p)     Perfection Representations.

(i)     This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Borrower’s right, title and interest in, to and under the Collateral which (A) security interest has been perfected and is enforceable against creditors of and purchasers from the Borrower and (B) will be free of all Adverse Claims in such Collateral.

(ii)     The Receivables constitute “accounts” (including, without limitation, “accounts” constituting “as-extracted collateral”) or “general intangibles” within the meaning of Section 9-102 of the UCC.

(iii)     The Borrower owns and has good and marketable title to the Collateral free and clear of any Adverse Claim of any Person.

(iv)     All appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect (and continue the perfection of) the sale and contribution of the Receivables and Related Security from each Originator to the Borrower pursuant to the Purchase and Sale Agreement, the sale and transfer of Receivables from the Sub-Originator to Consol pursuant to the Sub-Originator Sale Agreement and the grant by the Borrower of a security interest in the Collateral to the Administrative Agent pursuant to this Agreement.

(v)     Other than the security interest granted to the Administrative Agent pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral except as permitted by this Agreement and the other Transaction Documents. The Borrower has not authorized the filing of and is not aware of any financing statements filed against the Borrower that include a description of collateral covering the Collateral other than any financing statement (i) in favor of the Administrative Agent or (ii) that has been terminated. The Borrower is not aware of any judgment lien, ERISA lien pursuant to Section 303(k) or 4068 of ERISA, or tax lien filings against the Borrower.

(vi)     Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section 7.01(p) shall be continuing and remain in full force and effect until the Final Payout Date.

(q)     The Lock-Boxes and Collection Accounts.

(i)     Nature of Collection Accounts. Each Collection Account constitutes a “deposit account” within the meaning of the applicable UCC.

(ii)     Ownership. Each Lock-Box and Collection Account is in the name of the Borrower, and the Borrower owns and has good and marketable title to the Collection Accounts free and clear of any Adverse Claim.

(iii)     Perfection. The Borrower has delivered to the Administrative Agent a fully executed Account Control Agreement relating to each Lock-Box and Collection Account, pursuant to which each applicable Collection Account Bank has agreed to comply with the instructions originated by the Administrative Agent directing the disposition of funds in such Lock-Box and Collection Account without further consent by the Borrower, the Servicer or any other Person. The Administrative Agent has “control” (as defined in Section 9-104 of the UCC) over each Collection Account.

(iv)     Instructions. Neither the Lock-Boxes nor the Collection Accounts are in the name of any Person other than the Borrower. Neither the Borrower nor the Servicer has consented to the applicable Collection Account Bank complying with instructions of any Person other than the Administrative Agent.

(r)     Ordinary Course of Business. Each remittance of Collections by or on behalf of the Borrower to the Credit Parties under this Agreement will have been (i) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (ii) made in the ordinary course of business or financial affairs of the Borrower.

(s)     Compliance with Law. The Borrower has complied in all material respects with all Applicable Laws to which it may be subject.

(t)     Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(u)     Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.

(v)     Taxes. The Borrower has (i) timely filed all tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP or could not reasonably be expected to have a Material Adverse Effect.

(w)     Tax Status. Except in the event that the Intended Tax Treatment is not respected, the Borrower (i) is, and shall at all relevant times continue to be, a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly owned by a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and (ii) is not and will not at any relevant time become an association (or publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes.

(x)     Opinions. The facts regarding the Borrower, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(y)     Other Transaction Documents. Each representation and warranty made by the Borrower under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.

(z)     Liquidity Coverage Ratio. The Borrower has not issued any LCR Securities, and the Borrower is a consolidated subsidiary of Consol under GAAP.

SECTION 7.02.      Representations and Warranties of the Servicer. The Servicer represents and warrants to each Credit Party as of the Closing Date, on each Settlement Date, on the date of each Release and on each day on which a Credit Extension shall have occurred:

(a)     Organization and Good Standing. The Servicer is a duly organized and validly existing limited liability company in good standing under the laws of the State of Delaware, with the power and authority under its organizational documents and under the laws of the State of Delaware to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b)     Due Qualification. The Servicer is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)     Power and Authority; Due Authorization. The Servicer has all necessary power and authority to (i) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (ii) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party have been duly authorized by the Servicer by all necessary action.

(d)     Binding Obligations. This Agreement and each of the other Transaction Documents to which it is a party constitutes legal, valid and binding obligations of the Servicer, enforceable against the Servicer in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)     No Conflict or Violation. The execution and delivery of this Agreement and each other Transaction Document to which the Servicer is a party, the performance of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms of this Agreement and the other Transaction Documents by the Servicer will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under, the organizational documents of the Servicer or any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument to which the Servicer is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, credit agreement, loan agreement, agreement, mortgage, deed of trust or other agreement or instrument, other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any Applicable Law, except to the extent that any such conflict, breach, default, Adverse Claim or violation could not reasonably be expected to have a Material Adverse Effect.

(f)     Litigation and Other Proceedings. There is no action, suit, proceeding or investigation pending, or to the Servicer’s knowledge threatened, against the Servicer before any Governmental Authority: (i) asserting the invalidity of this Agreement or any of the other Transaction Documents; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document; or (iii) seeking any determination or ruling that could reasonably be expected to materially and adversely affect the performance by the Servicer of its obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents.

(g)     No Consents. The Servicer is not required to obtain the consent of any other party or any consent, license, approval, registration, authorization or declaration of or with any Governmental Authority in connection with the execution, delivery, or performance of this Agreement or any other Transaction Document to which it is a party that has not already been obtained or the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

(h)     Compliance with Applicable Law. The Servicer (i) shall duly satisfy in all material respects all obligations on its part to be fulfilled under or in connection with the Pool Receivables and the related Contracts, (ii) has maintained in effect all qualifications required under Applicable Law in order to properly service the Pool Receivables and (iii) has complied in all material respects with all Applicable Laws in connection with servicing the Pool Receivables.

(i)     Accuracy of Information. All Information Packages, Interim Reports, Loan Requests, LC Requests, Letter of Credit Applications, certificates, reports, statements, documents and other information furnished to the Administrative Agent or any other Credit Party by the Servicer pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Credit Party, and does not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(j)     Location of Records. The offices where the initial Servicer keeps all of its records relating to the servicing of the Pool Receivables are located at 1000 CONSOL Energy Drive, Canonsburg PA 15317.

(k)     Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contracts.

(l)     Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.

(m)     Servicing Programs. No license or approval is required for the Administrative Agent’s use of any software or other computer program used by the Servicer, any Originator, the Sub-Originator or any Sub-Servicer in the servicing of the Pool Receivables, other than those which have been obtained and are in full force and effect.

(n)     Servicing of Pool Receivables. Since the Closing Date there has been no material adverse change in the ability of the Servicer or any Sub-Servicer to service and collect the Pool Receivables and the Related Security.

(o)     Other Transaction Documents. Each representation and warranty made by the Servicer under each other Transaction Document to which it is a party (including, without limitation, the Purchase and Sale Agreement) is true and correct in all material respects as of the date when made.

(p)     [Reserved].

(q)     Investment Company Act. The Servicer is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.

(r)     Anti-Money Laundering/International Trade Law Compliance. No Covered Entity is a Sanctioned Person. No Covered Entity, either in its own right or through any third party, (i) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law or Sanctions Law; (ii) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law or Sanctions Law; or (iii) engages in any dealings or transactions prohibited by any Anti-Terrorism Law or Sanctions Law.

(s)     Mortgages Covering As-Extracted Collateral. There are no mortgages that are effective as financing statements covering as-extracted collateral that constitutes Collateral and that name any Originator or the Sub-Originator (or, if such Originator or Sub-Originator is not the “record owner” of the underlying property, any “record owner” with respect to such as-extracted collateral, as such term is used in the UCC) as grantor, debtor or words of similar effect filed or recorded in any jurisdiction.

(t)     Financial Condition. The consolidated balance sheets of the Servicer and its consolidated Subsidiaries as of June 30, 2017 and the related statements of income and shareholders’ equity of the Servicer and its consolidated Subsidiaries for the fiscal quarter then ended, copies of which have been furnished to the Administrative Agent and the Lenders, present fairly in all material respects the consolidated financial position of the Servicer and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP.

(u)     Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(v)     Taxes. The Servicer has (i) timely filed all tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP or could not reasonably be expected to have a Material Adverse Effect.

(w)     Opinions. The facts regarding the Servicer, and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

ARTICLE VIII

COVENANTS

SECTION 8.01.      Covenants of the Borrower. At all times from the Closing Date until the Final Payout Date:

(a)     Payment of Principal and Interest. The Borrower shall duly and punctually pay Capital, Interest, Fees and all other amounts payable by the Borrower hereunder in accordance with the terms of this Agreement.

(b)     Existence. The Borrower shall keep in full force and effect its existence and rights as a limited liability company under the laws of the State of Delaware, and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other Transaction Documents and the Collateral.

(c)     Financial Reporting. The Borrower will maintain a system of accounting established and administered in accordance with GAAP, and the Borrower (or the Servicer on its behalf) shall furnish to the Administrative Agent, the LC Bank and each Lender:

(i)     Annual Financial Statements of the Borrower. Promptly upon completion and in no event later than 120 days after the close of each fiscal year of the Borrower, annual unaudited financial statements of the Borrower certified by a Financial Officer of the Borrower that they fairly present in all material respects, in accordance with GAAP, the financial condition of the Borrower as of the date indicated and the results of its operations for the periods indicated.

(ii)     [Reserved]

(iii)     Information Packages. As soon as available and in any event not later than two (2) Business Days prior to each Settlement Date, an Information Package as of the most recently completed Fiscal Month; provided, that at any time upon ten (10) Business Days’ prior written notice from the Administrative Agent, the Borrower shall furnish or cause to be furnished to the Administrative Agent and each Group Agent a report substantially in the form of Annex J-1 (each, a “Weekly Report”) no later than the second Business Day of each calendar week as of the most recently completed calendar week and, provided, further, at any time during an Elevated Leverage Period, upon fifteen (15) days’ prior written notice from the Administrative Agent, the Borrower shall furnish or cause to be furnished to the Administrative Agent and each Group Agent a report substantially in the form of Annex J-2 (each, a “Daily Report”) on each Business Day as of the date that is one Business Day prior to such date.

(iv)     [Reserved].

(v)     Other Information. Such other information (including non-financial information) as the Administrative Agent, the LC Bank or any Lender may from time to time reasonably request.

(vi)     Quarterly Financial Statements of Parent. As soon as available and in no event later than 60 days following the end of each of the first three fiscal quarters in each of Parent’s fiscal years, (i) the unaudited consolidated balance sheet and statements of income of Parent and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of earnings and cash flows for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, in each case setting forth comparative figures for the corresponding fiscal quarter in the prior fiscal year, all of which shall be certified by a Financial Officer of Parent that they fairly present in all material respects, in accordance with GAAP, the financial condition of Parent and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal quarter.

(vii)     Annual Financial Statements of Parent. Within 90 days after the close of each of Parent’s fiscal years, the consolidated balance sheet of Parent and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of earnings and cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year, all reported on by independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception) to the effect that such consolidated financial statements present fairly in all material respects, in accordance with GAAP, the financial condition of Parent and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated.

(viii)     Other Reports and Filings. Promptly (but in any event within ten days) after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which Parent or any of its consolidated Subsidiaries shall publicly file with the SEC or deliver to holders (or any trustee, agent or other representative therefor) of any of its material Debt pursuant to the terms of the documentation governing the same.

(d)     Notices. The Borrower (or the Servicer on its behalf) will notify the Administrative Agent and each Lender in writing of any of the following events promptly upon (but in no event later than five (5) Business Days after) a Financial Officer or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i)     Notice of Events of Default or Unmatured Events of Default. A statement of a Financial Officer of the Borrower setting forth details of any Event of Default or Unmatured Event of Default that has occurred and is continuing and the action which the Borrower proposes to take with respect thereto.

(ii)     Representations and Warranties. The failure of any representation or warranty made or deemed to be made by the Borrower under this Agreement or any other Transaction Document to be true and correct in any material respect when made.

(iii)     Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding on the Borrower, the Servicer, the Performance Guarantor, the Sub-Originator or any Originator, which with respect to any Person other than the Borrower, could reasonably be expected to have a Material Adverse Effect.

(iv)     Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Collateral or any portion thereof, (B) any Person other than the Borrower, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Collection Account (or related Lock-Box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(v)     Name Changes. At least thirty (30) days before any change in any Originator’s, the Sub-Originator’s or the Borrower’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements.

(vi)     Change in Accountants or Accounting Policy. Any change in (i) the external accountants of the Borrower, the Servicer, any Originator, the Sub-Originator or the Parent, (ii) any accounting policy of the Borrower or (iii) any material accounting policy of any Originator or the Sub-Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator or the Sub-Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).

(vii)     Termination Event. The occurrence of a Purchase and Sale Termination Event.

(viii)     Material Adverse Change. Promptly after the occurrence thereof, notice of any material adverse change in the business, operations, property or financial or other condition of the Borrower, the Servicer, the Performance Guarantor, the Sub-Originator or any Originator.

(e)     Conduct of Business. The Borrower will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(f)     Compliance with Laws. The Borrower will comply with all Applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.

(g)     Furnishing of Information and Inspection of Receivables. The Borrower will furnish or cause to be furnished to the Administrative Agent, the LC Bank and each Lender from time to time such information with respect to the Pool Receivables and the other Collateral as the Administrative Agent, the LC Bank or any Lender may reasonably request. The Borrower will, at the Borrower’s expense, during regular business hours with a three (3) days’ prior written notice (i) permit the Administrative Agent, the LC Bank and each Lender or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Collateral, (B) visit the offices and properties of the Borrower for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Collateral or the Borrower’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Borrower having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Borrower’s expense, upon prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to such Pool Receivables and other Collateral; provided, that the Borrower shall be required to reimburse the Administrative Agent for only two (2) reviews pursuant to clause (i) above and only one (1) such review pursuant to clause (ii) above, in each case, in any twelve-month period, unless an Event of Default has occurred and is continuing.

(h)     Payments on Receivables, Collection Accounts. The Borrower (or the Servicer on its behalf) will, and will cause each Originator and the Sub-Originator to, at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Collection Account or a Lock-Box. The Borrower (or the Servicer on its behalf) will, and will cause each Originator and the Sub-Originator to, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to segregate such Collections from other property of the Servicer, the Sub-Originator and the Originators. If any payments on the Pool Receivables or other Collections are received by the Borrower, the Servicer, the Sub-Originator or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Collection Account. The Borrower (or the Servicer on its behalf) will cause each Collection Account Bank to comply with the terms of each applicable Account Control Agreement. The Borrower shall not permit funds other than Collections on Pool Receivables and other Collateral to be deposited into any Collection Account. If such funds are nevertheless deposited into any Collection Account, the Borrower (or the Servicer on its behalf) will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. The Borrower will not, and will not permit the Servicer, the Sub-Originator, any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent, any Lender or any other Secured Party is entitled, with any other funds. The Borrower shall only add a Collection Account (or a related Lock-Box) or a Collection Account Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of an Account Control Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Collection Account Bank. The Borrower shall only terminate a Collection Account Bank or close a Collection Account (or a related Lock-Box) with the prior written consent of the Administrative Agent.

(i)     Sales, Liens, etc. Except as otherwise provided herein, the Borrower will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable or other Collateral, or assign any right to receive income in respect thereof.

(j)     Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 9.02, the Borrower will not, and will not permit the Servicer to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. The Borrower shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(k)     Change in Credit and Collection Policy. The Borrower will not make any material change in the Credit and Collection Policy without the prior written consent of the Administrative Agent and the Majority Lenders. Promptly following any change in the Credit and Collection Policy, the Borrower will deliver a copy of the updated Credit and Collection Policy to the Administrative Agent and each Lender.

(l)     Fundamental Changes. The Borrower shall not, without the prior written consent of the Administrative Agent and the Majority Lenders, permit itself (i) to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person or (ii) to be directly owned by any Person other than an Originator. The Borrower shall provide the Administrative Agent with at least 30 days’ prior written notice before making any change in the Borrower’s name or location or making any other change in the Borrower’s identity or corporate structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement or any other Transaction Document “seriously misleading” as such term (or similar term) is used in the applicable UCC; each notice to the Administrative Agent pursuant to this sentence shall set forth the applicable change and the proposed effective date thereof.

(m)     Books and Records. The Borrower shall maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(n)     Identifying of Records. The Borrower shall: (i) identify (or cause the Servicer to identify) its master data processing records relating to Pool Receivables and related Contracts with a legend that indicates that the Pool Receivables have been pledged in accordance with this Agreement and (ii) cause each Originator and the Sub-Originator so to identify its master data processing records with such a legend.

(o)     Change in Payment Instructions to Obligors. The Borrower shall not (and shall not permit the Servicer or any Sub-Servicer to) add, replace or terminate any Collection Account (or any related Lock-Box) or make any change in any material respect in its (or their) instructions to the Obligors regarding payments to be made to the Collection Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Collection Account (or any related Lock-Box), unless the Administrative Agent shall have received (i) prior written notice of such addition, termination or change and (ii) a signed and acknowledged Account Control Agreement (or amendment thereto) with respect to such new Collection Accounts (or any related Lock-Box), and the Administrative Agent shall have consented to such change in writing.

(p)     Security Interest, Etc. The Borrower shall (and shall cause the Servicer to), at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable first priority perfected security interest in the Collateral, in each case free and clear of any Adverse Claim, in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. In order to evidence the security interests of the Administrative Agent under this Agreement, the Borrower shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and Collections. The Borrower shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Borrower to file such financing statements under the UCC without the signature of the Borrower, any Originator, the Sub-Originator or the Administrative Agent where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Borrower shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.

(q)     Certain Agreements. Without the prior written consent of the Administrative Agent and the Lenders, the Borrower will not (and will not permit any Originator, the Sub-Originator or the Servicer to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of the Borrower’s organizational documents which requires the consent of the “Independent Director” (as such term is used in the Borrower’s Certificate of Formation and Limited Liability Company Agreement).

(r)     Restricted Payments. Except pursuant to clause (ii) below, the Borrower will not: (A) purchase or redeem any of its membership interests, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Debt, (D) lend or advance any funds or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”).

(ii)     Subject to the limitations set forth in clause (iii) below, the Borrower may make Restricted Payments so long as such Restricted Payments are made only in one or more of the following ways: (A) the Borrower may make cash payments (including prepayments) on the Subordinated Notes in accordance with their respective terms (it being understood that the foregoing shall not restrict any adjustment to the balance of any Subordinated Note pursuant to Sections 3.2 or 3.3 of the Purchase and Sale Agreement as a result of the issuance or expiration of any Letter of Credit) and (B) the Borrower may declare and pay dividends if, both immediately before and immediately after giving effect thereto, the Borrower’s Net Worth is not less than zero.

(iii)     The Borrower may make Restricted Payments only out of the funds, if any, it receives pursuant to Sections 4.01 of this Agreement; provided that the Borrower shall not pay, make or declare any Restricted Payment (including any dividend) if, after giving effect thereto, any Event of Default or Unmatured Event of Default shall have occurred and be continuing.

(s)     Other Business. The Borrower will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit (excluding, for the avoidance of doubt, Letters of Credit issued hereunder) or bankers’ acceptances other than pursuant to this Agreement or the Subordinated Notes or (iii) form any Subsidiary or make any investments in any other Person.

(t)     Use of Collections Available to the Borrower. The Borrower shall apply the Collections available to the Borrower to make payments in the following order of priority: (i) the payment of its obligations under this Agreement and each of the other Transaction Documents (other than the Subordinated Notes), (ii) the payment of accrued and unpaid interest on the Subordinated Notes and (iii) other legal and valid purposes.

(u)     Further Assurances; Change in Name or Jurisdiction of Origination, etc. The Borrower hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce the Secured Parties’ rights and remedies under this Agreement and the other Transaction Document. Without limiting the foregoing, the Borrower hereby authorizes, and will, upon the request of the Administrative Agent, at the Borrower’s own expense, execute (if necessary) and file such financing statements or continuation statements (including as-extracted collateral), or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.

(ii)     The Borrower authorizes the Administrative Agent to file financing statements, continuation statements and amendments thereto and assignments thereof, relating to the Receivables, the Related Security, the related Contracts, Collections with respect thereto and the other Collateral without the signature of the Borrower. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.

(iii)     The Borrower shall at all times be organized under the laws of the State of Delaware and shall not take any action to change its jurisdiction of organization.

(iv)     The Borrower will not change its name, location, identity or corporate structure unless (x) the Borrower, at its own expense, shall have taken all action necessary or appropriate to perfect or maintain the perfection of the security interest under this Agreement (including, without limitation, the filing of all financing statements and the taking of such other action as the Administrative Agent may request in connection with such change or relocation) and (y) if requested by the Administrative Agent, the Borrower shall cause to be delivered to the Administrative Agent, an opinion, in form and substance satisfactory to the Administrative Agent as to such UCC perfection and priority matters as the Administrative Agent may request at such time.

(v)     Anti-Money Laundering/International Trade Law Compliance. The Borrower will not become a Sanctioned Person. No Covered Entity, either in its own right or through any third party, will (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law or Sanctions Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law or Sanctions Law; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or Sanctions Law or (d) use the proceeds of any Credit Extension to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law or Sanctions Law. The funds used to repay each Credit Extension will not be derived from any unlawful activity. The Borrower shall comply with all Anti-Terrorism Laws and Sanctions Law in all material respects. The Borrower shall promptly notify the Administrative Agent and each Lender in writing upon the occurrence of a Reportable Compliance Event. The Borrower has not used and will not use the proceeds of any Credit Extension to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

(w)     Liquidity Coverage Ratio. The Borrower shall not issue any LCR Security.

(x)     Borrower’s Net Worth. The Borrower shall not permit the Borrower’s Net Worth to be less than zero.

(y)     Borrower’s Tax Status. Except in the event that the Intended Tax Treatment is not respected, the Borrower will remain an entity wholly-owned by a United States person (within the meaning of Section 7701(a)(30) of the Code) and will not be subject to withholding under Section 1446 of the Code. No action will be taken that would cause the Borrower to (i) be treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes or (ii) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

(z)     Other Additional Information. The Borrower will provide to the Administrative Agent and each Lender such information and documentation as may reasonably be requested by the Administrative Agent and each Lender from time to time for purposes of compliance by the Administrative Agent and each Lender with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent and each Lender to comply therewith.

SECTION 8.02.      Covenants of the Servicer. At all times from the Closing Date until the Final Payout Date:

(a)     Financial Reporting. The Servicer will maintain a system of accounting established and administered in accordance with GAAP, and the Servicer shall furnish to the Administrative Agent, the LC Bank and each Lender:

(i)     Compliance Certificates. (a) A compliance certificate promptly upon completion of the annual report of the Parent and in no event later than 90 days after the close of the Parent’s fiscal year, in form and substance substantially similar to Exhibit H signed by a Financial Officer of the Servicer stating that to its knowledge no Event of Default or Unmatured Event of Default has occurred and is continuing, or if any Event of Default or Unmatured Event of Default has occurred and is continuing, stating the nature and status thereof and (b) within 45 days after the close of each fiscal quarter of the Servicer, a compliance certificate in form and substance substantially similar to Exhibit H signed by a Financial Officer of the Servicer stating that to its knowledge no Event of Default or Unmatured Event of Default has occurred and is continuing, or if any Event of Default or Unmatured Event of Default has occurred and is continuing, stating the nature and status thereof.

(ii)     Information Packages. As soon as available and in any event not later than two (2) Business Days prior to each Settlement Date, an Information Package as of the most recently completed Fiscal Month; provided, that at any time upon ten (10) Business Days’ prior written notice from the Administrative Agent, the Borrower shall furnish or cause to be furnished to the Administrative Agent and each Group Agent a Weekly Report no later than the second Business Day of each calendar week as of the most recently completed calendar week and, provided, further, at any time during an Elevated Leverage Period, upon fifteen (15) days’ prior written notice from the Administrative Agent, the Borrower shall furnish or cause to be furnished to the Administrative Agent and each Group Agent a Daily Report on each Business Day as of the date that is one Business Day prior to such date.

(iii)     [Reserved].

(iv)     Other Information. Such other information (including non-financial information) as the Administrative Agent, the LC Bank or any Lender may from time to time reasonably request.

(b)     Notices. The Servicer will notify the Administrative Agent, the LC Bank and each Lender in writing of any of the following events promptly upon (but in no event later than five (5) Business Days after) a Financial Officer or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i)     Notice of Events of Default or Unmatured Events of Default. A statement of a Financial Officer of the Servicer setting forth details of any Event of Default or Unmatured Event of Default that has occurred and is continuing and the action which the Servicer proposes to take with respect thereto.

(ii)     Representations and Warranties. The failure of any representation or warranty made or deemed made by the Servicer under this Agreement or any other Transaction Document to be true and correct in any material respect when made.

(iii)     Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding which could reasonably be expected to have a Material Adverse Effect.

(iv)     Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Collateral or any portion thereof, (B) any Person other than the Borrower, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Collection Account (or related Lock-Box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(v)     Name Changes. At least thirty (30) days before any change in any Originator’s, Sub-Originator’s or the Borrower’s name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof.

(vi)     Change in Accountants or Accounting Policy. Any change in (i) the external accountants of the Borrower, the Servicer, any Originator, the Sub-Originator or the Parent, (ii) any accounting policy of the Borrower or (iii) any material accounting policy of any Originator or the Sub-Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator or the Sub-Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).

(vii)     Termination Event. The occurrence of a Purchase and Sale Termination Event.

(viii)     Material Adverse Change. Promptly after the occurrence thereof, notice of any material adverse change in the business, operations, property or financial or other condition of any Originator, the Sub-Originator, the Servicer, the Performance Guarantor or the Borrower.

(c)     Conduct of Business. The Servicer will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic limited liability company in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect.

(d)     Compliance with Laws. The Servicer will comply with all Applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.

(e)     Furnishing of Information and Inspection of Receivables. The Servicer will furnish or cause to be furnished to the Administrative Agent, the LC Bank and each Lender from time to time such information with respect to the Pool Receivables and the other Collateral as the Administrative Agent, the LC Bank or any Lender may reasonably request. The Servicer will, at the Servicer’s expense, during regular business hours with prior written notice, (i) permit the Administrative Agent, the LC Bank and each Lender or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Collateral, (B) visit the offices and properties of the Servicer for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Collateral or the Servicer’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Servicer (provided that representatives of the Servicer are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Servicer’s expense, upon prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to the Pool Receivables and other Collateral; provided, that the Servicer shall be required to reimburse the Administrative Agent for only two (2) reviews pursuant to clause (i) above and only one (1) such review pursuant to clause (ii) above, in each case, in any twelve-month period unless an Event of Default has occurred and is continuing.

(f)     Payments on Receivables, Collection Accounts. The Servicer will at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Collection Account or a Lock-Box. The Servicer will, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to segregate such Collections from other property of the Servicer, the Sub-Originator and the Originators. If any payments on the Pool Receivables or other Collections are received by the Borrower, the Servicer, the Sub-Originator or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Lenders and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Collection Account. The Servicer shall not permit funds other than Collections on Pool Receivables and other Collateral to be deposited into any Collection Account. If such funds are nevertheless deposited into any Collection Account, the Servicer will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. The Servicer will not, and will not permit the Borrower, the Sub-Originator, any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent, any Lender or any other Secured Party is entitled, with any other funds. The Servicer shall only add a Collection Account (or a related Lock-Box), or a Collection Account Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of an Account Control Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Collection Account Bank. The Servicer shall only terminate a Collection Account Bank or close a Collection Account (or a related Lock-Box) with the prior written consent of the Administrative Agent.

(g)     Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 9.02, the Servicer will not alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. The Servicer shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(h)     Change in Credit and Collection Policy. The Servicer will not make any material change in the Credit and Collection Policy without the prior written consent of the Administrative Agent and the Majority Lenders. Promptly following any change in the Credit and Collection Policy, the Servicer will deliver a copy of the updated Credit and Collection Policy to the Administrative Agent and each Lender.

(i)     Records. The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(j)     Identifying of Records. The Servicer shall identify its master data processing records relating to Pool Receivables and related Contracts with a legend that indicates that the Pool Receivables have been pledged in accordance with this Agreement.

(k)     Change in Payment Instructions to Obligors. The Servicer shall not (and shall not permit any Sub-Servicer to) add, replace or terminate any Collection Account (or any related Lock-Box) or make any change in its instructions to the Obligors regarding payments to be made to the Collection Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Collection Account (or any related Lock-Box), unless the Administrative Agent shall have received (i) prior written notice of such addition, termination or change and (ii) a signed and acknowledged Account Control Agreement (or an amendment thereto) with respect to such new Collection Accounts (or any related Lock-Box) and the Administrative Agent shall have consented to such change in writing.

(l)     Security Interest, Etc. The Servicer shall, at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable first priority perfected security interest in the Collateral, in each case free and clear of any Adverse Claim in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. In order to evidence the security interests of the Administrative Agent under this Agreement, the Servicer shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and Collections. The Servicer shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Servicer to file such financing statements under the UCC without the signature of the Borrower, the Sub-Originator, any Originator or the Administrative Agent where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.

(m)     Further Assurances; Change in Name or Jurisdiction of Origination, etc. The Servicer hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce their respective rights and remedies under this Agreement or any other Transaction Document. Without limiting the foregoing, the Servicer hereby authorizes, and will, upon the request of the Administrative Agent, at the Servicer’s own expense, execute (if necessary) and file such financing statements or continuation statements (including as-extracted collateral filings), or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.

(n)     Anti-Money Laundering/International Trade Law Compliance. The Servicer will not become a Sanctioned Person. No Covered Entity, either in its own right or through any third party, will (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law or Sanctions Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law or Sanctions Law; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or Sanctions Law or (d) use the proceeds of any Credit Extension to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law or Sanctions Law. The funds used to repay each Credit Extension will not be derived from any unlawful activity. The Servicer shall comply with all Anti-Terrorism Laws and Sanctions Law in all material respects. The Servicer shall promptly notify the Administrative Agent and each Lender in writing upon the occurrence of a Reportable Compliance Event.

(o)     Mining Operations and Mineheads. The Servicer shall (and shall cause each applicable Originator and the Sub-Originator to) promptly, and in any event within 5 Business Days of any change, deletion or addition to the location of any Originator’s or the Sub-Originator’s Mined Properties or mineheads set forth on Schedule VI to the Purchase and Sale Agreement (or Sub-Originator Sale Agreement, as applicable), (i) notify the Administrative Agent of such change, deletion or addition, (ii) cause the filing or recording of such financing statements and amendments and/or releases to financing statements, mortgages or other instruments, if any, necessary to preserve and maintain the perfection and priority of the ownership and security interests of the Borrower and the Administrative Agent in the Collateral pursuant to the Purchase and Sale Agreement and this Agreement, in each case in form and substance satisfactory to the Administrative Agent and (iii) deliver to the Administrative Agent an updated Schedule VI to the Purchase and Sale Agreement (or Sub-Originator Sale Agreement, as applicable) reflecting such change, deletion or addition.

(p)     Borrower’s Tax Status. Except in the event that the Intended Tax Treatment is not respected, the Servicer shall not take or cause any action to be taken that could result in the Borrower (i) being treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes or (ii) becoming an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes

(q)     The Servicer will provide to the Administrative Agent and each Lender such information and documentation as may reasonably be requested by the Administrative Agent and each Lender from time to time for purpose of compliance by the Administrative Agent and each Lender with applicable laws (including without limitation the USA Patriot Act and other “know your custom” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent and each Lender to comply therewith.

SECTION 8.03.      Separate Existence of the Borrower. The Borrower hereby acknowledges that the Secured Parties and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Borrower’s identity as a legal entity separate from any Originator, the Sub-Originator, the Servicer, the Performance Guarantor and their Affiliates. Therefore, the Borrower shall take all steps specifically required by this Agreement or reasonably required by the Administrative Agent or any Lender to continue the Borrower’s identity as a separate legal entity and to make it apparent to third Persons that the Borrower is an entity with assets and liabilities distinct from those of the Performance Guarantor, the Originators, the Sub-Originator, the Servicer and any other Person, and is not a division of the Performance Guarantor, the Originators, the Sub-Originator, the Servicer, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, the Borrower shall take such actions as shall be required in order that:

(a)     Special Purpose Entity. The Borrower will be a special purpose company whose primary activities are restricted in its Certificate of Formation to: (i) purchasing or otherwise acquiring from the Originators, owning, holding, collecting, granting security interests or selling interests in, the Collateral, (ii) entering into agreements for the selling, servicing and financing of the Receivables Pool (including the Transaction Documents) and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities.

(b)     No Other Business or Debt. The Borrower shall not engage in any business or activity except as set forth in this Agreement nor, incur any indebtedness or liability other than as expressly permitted by the Transaction Documents.

(c)     Independent Director. Not fewer than one member of the Borrower’s board of directors (the “Independent Director”) shall be a natural person who (i) has never been, and shall at no time be, an equityholder, director, officer, manager, member, partner, officer, employee or associate, or any relative of the foregoing, of any member of the Parent Group (as hereinafter defined) (other than his or her service as an Independent Director of the Borrower or an independent director of any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of any member or members of the Parent Group), (ii) is not a customer or supplier of any member of the Parent Group (other than his or her service as an Independent Director of the Borrower or an independent director of any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of any member or members of the Parent Group), (iii) is not any member of the immediate family of a person described in (i) or (ii) above, and (iv) has (x) prior experience as an independent director for a corporation or limited liability company whose organizational or charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (y) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities. For purposes of this clause (c), “Parent Group” shall mean (i) the Parent, the Servicer, the Performance Guarantor, the Sub-Originator and each Originator, (ii) each person that directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the membership interests in the Parent, (iii) each person that controls, is controlled by or is under common control with the Parent and (iv) each of such person’s officers, directors, managers, joint venturers and partners. For the purposes of this definition, “control” of a person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise. A person shall be deemed to be an “associate” of (A) a corporation or organization of which such person is an officer, director, partner or manager or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (B) any trust or other estate in which such person serves as trustee or in a similar capacity and (C) any relative or spouse of a person described in clause (A) or (B) of this sentence, or any relative of such spouse.

The Borrower shall (A) give written notice to the Administrative Agent of the election or appointment, or proposed election or appointment, of a new Independent Director of the Borrower, which notice shall be given not later than ten (10) Business Days prior to the date such appointment or election would be effective (except when such election or appointment is necessary to fill a vacancy caused by the death, disability, or incapacity of the existing Independent Director, or the failure of such Independent Director to satisfy the criteria for an Independent Director set forth in this clause (c), in which case the Borrower shall provide written notice of such election or appointment within one (1) Business Day) and (B) with any such written notice, certify to the Administrative Agent that the Independent Director satisfies the criteria for an Independent Director set forth in this clause (c).

The Borrower’s Limited Liability Company Agreement shall provide that: (A) the Borrower’s board of directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Borrower unless the Independent Director shall approve the taking of such action in writing before the taking of such action and (B) such provision and each other provision requiring an Independent Director cannot be amended without the prior written consent of the Independent Director.

The Independent Director shall not at any time serve as a trustee in bankruptcy for the Borrower, the Parent, the Performance Guarantor, the Sub-Originator, any Originator, the Servicer or any of their respective Affiliates.

(d)     Organizational Documents. The Borrower shall maintain its organizational documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its ability to comply with the terms and provisions of any of the Transaction Documents, including, without limitation, Section 8.01(p).

(e)     Conduct of Business. The Borrower shall conduct its affairs strictly in accordance with its organizational documents and observe all necessary, appropriate and customary company formalities, including, but not limited to, holding all regular and special members’ and board of directors’ meetings appropriate to authorize all company action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts.

(f)     Compensation. Any employee, consultant or agent of the Borrower will be compensated from the Borrower’s funds for services provided to the Borrower, and to the extent that Borrower shares the same officers or other employees as the Servicer (or any other Affiliate thereof), the salaries and expenses relating to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with such common officers and employees. The Borrower will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee.

(g)     Servicing and Costs. The Borrower will contract with the Servicer to perform for the Borrower all operations required on a daily basis to service the Receivables Pool. The Borrower will not incur any indirect or overhead expenses for items shared with the Servicer (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Borrower (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered.

(h)     Operating Expenses. The Borrower’s operating expenses will not be paid by the Servicer, the Parent, the Performance Guarantor, any Originator, the Sub-Originator or any Affiliate thereof.

(i)     Stationery. The Borrower will have its own separate stationery.

(j)     Books and Records. The Borrower’s books and records will be maintained separately from those of the Servicer, the Parent, the Performance Guarantor, the Originators, the Sub-Originator and any of their Affiliates and in a manner such that it will not be difficult or costly to segregate, ascertain or otherwise identify the assets and liabilities of the Borrower.

(k)     Disclosure of Transactions. All financial statements of the Servicer, the Parent, the Performance Guarantor, the Sub-Originator, the Originators or any Affiliate thereof that are consolidated to include the Borrower will disclose that (i) the Borrower’s sole business consists of the purchase or acceptance through capital contributions of the Receivables and Related Rights from the Originators and the subsequent retransfer of or granting of a security interest in such Receivables and Related Rights to the Administrative Agent pursuant to this Agreement, (ii) the Borrower is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of the Borrower’s assets prior to any assets or value in the Borrower becoming available to the Borrower’s equity holders and (iii) the assets of the Borrower are not available to pay creditors of the Servicer, the Parent, the Performance Guarantor, the Sub-Originator, the Originators or any Affiliate thereof.

(l)     Segregation of Assets. The Borrower’s assets will be maintained in a manner that facilitates their identification and segregation from those of the Servicer, the Parent, the Performance Guarantor, the Sub-Originator, the Originators or any Affiliates thereof.

(m)     Corporate Formalities. The Borrower will strictly observe limited liability company formalities in its dealings with the Servicer, the Parent, the Performance Guarantor, the Sub-Originator, the Originators or any Affiliates thereof, and funds or other assets of the Borrower will not be commingled with those of the Servicer, the Parent, the Performance Guarantor, the Sub-Originator, the Originators or any Affiliates thereof except as permitted by this Agreement in connection with servicing the Pool Receivables. The Borrower shall not maintain joint bank accounts or other depository accounts to which the Servicer, the Parent, the Performance Guarantor, the Sub-Originator, the Originators or any Affiliate thereof (other than the Servicer solely in its capacity as such) has independent access. The Borrower is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of the Servicer, the Parent, the Performance Guarantor, the Sub-Originator, the Originators or any Subsidiaries or other Affiliates thereof. The Borrower will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Borrower and such Affiliate.

(n)     Arm’s-Length Relationships. The Borrower will maintain arm’s-length relationships with the Servicer, the Parent, the Performance Guarantor, the Sub-Originator, the Originators and any Affiliates thereof. Any Person that renders or otherwise furnishes services to the Borrower will be compensated by the Borrower at market rates for such services it renders or otherwise furnishes to the Borrower. Neither the Borrower on the one hand, nor the Servicer, the Parent, the Performance Guarantor, the Sub-Originator, any Originator or any Affiliate thereof, on the other hand, will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Borrower, the Servicer, the Parent, the Performance Guarantor, the Sub-Originator, the Originators and their respective Affiliates will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.

(o)     Allocation of Overhead. To the extent that Borrower, on the one hand, and the Servicer, the Parent, the Performance Guarantor, the Sub-Originator, any Originator or any Affiliate thereof, on the other hand, have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and the Borrower shall bear its fair share of such expenses, which may be paid through the Servicing Fee or otherwise.

SECTION 8.04.      Separate Existence of the Borrower. The Servicer hereby acknowledges that the Secured Parties and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Borrower’s identity as a legal entity separate from any Originator, the Sub-Originator, the Servicer, the Performance Guarantor and their Affiliates. Therefore, from and after the date of execution and delivery of this Agreement, the Servicer will not take any action that would cause the Borrower to violate the “separateness covenants” set forth in Section 8.03 above.

ARTICLE IX

ADMINISTRATION AND COLLECTION
OF RECEIVABLES

SECTION 9.01.      Appointment of the Servicer.

(a)     The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 9.01. Until the Administrative Agent gives notice to Consol (in accordance with this Section 9.01) of the designation of a new Servicer, Consol is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of an Event of Default, the Administrative Agent may (with the consent of the Majority Lenders) and shall (at the direction of the Majority Lenders) designate as Servicer any Person (including itself) to succeed Consol or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b)     Upon the designation of a successor Servicer as set forth in clause (a) above, Consol agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the new Servicer, and Consol shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of records (including all Contracts) related to Pool Receivables and use by the new Servicer of all licenses (or the obtaining of new licenses), hardware or software necessary or reasonably desirable to collect the Pool Receivables and the Related Security.

(c)     Consol acknowledges that, in making its decision to execute and deliver this Agreement, the Administrative Agent and each Lender have relied on Consol’s agreement to act as Servicer hereunder. Accordingly, Consol agrees that it will not voluntarily resign as Servicer without the prior written consent of the Administrative Agent and the Majority Lenders.

(d)     The Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Borrower, the Administrative Agent and each Credit Party shall have the right to look solely to the Servicer for performance, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer) and (v) if such Sub-Servicer is not an Affiliate of the Parent, the Administrative Agent and the Majority Lenders shall have consented in writing in advance to such delegation.

SECTION 9.02.      Duties of the Servicer.

(a)     The Servicer shall take or cause to be taken all such action as may be necessary or reasonably advisable to service, administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy and consistent with the past practices of the Originators and the Sub-Originator, it being understood that the Servicer does not guaranty the collection of any Receivable. The Servicer shall set aside, for the accounts of each Credit Party, the amount of Collections to which each such Credit Party is entitled in accordance with Article IV hereof. The Servicer may, in accordance with the Credit and Collection Policy and consistent with past practices of the Originators and the Sub-Originator, take such action, including modifications, waivers or restructurings of Pool Receivables and related Contracts, as the Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments expressly permitted under the Credit and Collection Policy or as expressly required under Applicable Laws or the applicable Contract; provided, that for purposes of this Agreement: (i) such action shall not, and shall not be deemed to, change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of any Secured Party under this Agreement or any other Transaction Document and (iii) if an Event of Default has occurred and is continuing, the Servicer may take such action only upon the prior written consent of the Administrative Agent. The Borrower shall deliver to the Servicer and the Servicer shall hold for the benefit of the Administrative Agent (individually and for the benefit of each Credit Party), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if an Event of Default has occurred and is continuing, the Administrative Agent may direct the Servicer to commence or settle any legal action to enforce collection of any Pool Receivable that is a Defaulted Receivable or to foreclose upon or repossess any Related Security with respect to any such Defaulted Receivable.

(b)     [Reserved]

(c)     The Servicer’s obligations hereunder shall terminate on the Final Payout Date. Promptly following the Final Payout date, the Servicer shall deliver to the Borrower all books, records and related materials that the Borrower previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

SECTION 9.03.      Collection Account Arrangements. Prior to the Closing Date, the Borrower shall have entered into Account Control Agreements with all of the Collection Account Banks and delivered executed counterparts of each to the Administrative Agent. Upon the occurrence and during the continuance of an Event of Default or the Early Amortization Date, the Administrative Agent may (with the consent of the Majority Lenders) and shall (upon the direction of the Majority Lenders) at any time thereafter give notice to each Collection Account Bank that the Administrative Agent is exercising its rights under the Account Control Agreements to do any or all of the following: (a) to have the exclusive ownership and control of the Collection Accounts transferred to the Administrative Agent (for the benefit of the Secured Parties) and to exercise exclusive dominion and control over the funds deposited therein, (b) to have the proceeds that are sent to the respective Collection Accounts redirected pursuant to the Administrative Agent’s instructions rather than deposited in the applicable Collection Account and (c) to take any or all other actions permitted under the applicable Account Control Agreement. The Borrower hereby agrees that if the Administrative Agent at any time takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control (for the benefit of the Secured Parties) of the proceeds (including Collections) of all Pool Receivables and the Borrower hereby further agrees to take any other action that the Administrative Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Borrower or the Servicer thereafter shall be sent immediately to, or as otherwise instructed by, the Administrative Agent.

SECTION 9.04.      Enforcement Rights.

(a)     At any time following the occurrence and during the continuation of an Event of Default:

(i)     the Administrative Agent (at the Borrower’s expense) may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrative Agent or its designee;

(ii)     the Administrative Agent may instruct the Borrower or the Servicer to give notice of the Secured Parties’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrative Agent or its designee (on behalf of the Secured Parties), and the Borrower or the Servicer, as the case may be, shall give such notice at the expense of the Borrower or the Servicer, as the case may be; provided, that if the Borrower or the Servicer, as the case may be, fails to so notify each Obligor within two (2) Business Days following instruction by the Administrative Agent, the Administrative Agent (at the Borrower’s or the Servicer’s, as the case may be, expense) may so notify the Obligors;

(iii)     the Administrative Agent may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrative Agent or its designee (for the benefit of the Secured Parties) at a place selected by the Administrative Agent and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee;

(iv)     notify the Collection Account Banks that the Borrower and the Servicer will no longer have any access to the Collection Accounts;

(v)     the Administrative Agent may (or, at the direction of the Majority Lenders shall) replace the Person then acting as Servicer; and

(vi)     the Administrative Agent may collect any amounts due from an Originator under the Purchase and Sale Agreement, the Sub-Originator under the Sub-Originator Sale Agreement or the Performance Guarantor under the Performance Guaranty.

(b)     The Borrower hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Borrower, which appointment is coupled with an interest, to take any and all steps in the name of the Borrower and on behalf of the Borrower necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Default, to collect any and all amounts or portions thereof due under any and all Collateral, including endorsing the name of the Borrower on checks and other instruments representing Collections and enforcing such Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

(c)     The Servicer hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Servicer, which appointment is coupled with an interest, to take any and all steps in the name of the Servicer and on behalf of the Servicer necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Default, to collect any and all amounts or portions thereof due under any and all Collateral, including endorsing the name of the Servicer on checks and other instruments representing Collections and enforcing such Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

SECTION 9.05.      Responsibilities of the Borrower.

(a)     Anything herein to the contrary notwithstanding, the Borrower shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrative Agent, or any other Credit Party of their respective rights hereunder shall not relieve the Borrower from such obligations and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. None of the Credit Parties shall have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Borrower, the Servicer, the Sub-Originator or any Originator thereunder.

(b)     Consol hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, Consol shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that Consol conducted such data-processing functions while it acted as the Servicer. In connection with any such processing functions, the Borrower shall pay to Consol its reasonable out-of-pocket costs and expenses from the Borrower’s own funds (subject to the priority of payments set forth in Section 4.01).

SECTION 9.06.      Servicing Fee.

(a)     Subject to clause (b) below, the Borrower shall pay the Servicer a fee (the “Servicing Fee”) equal to 1.00% per annum (the “Servicing Fee Rate”) of the daily average aggregate Outstanding Balance of the Pool Receivables. Accrued Servicing Fees shall be payable from Collections to the extent of available funds in accordance with Section 4.01.

(b)     If the Servicer ceases to be Consol or an Affiliate thereof, the Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a) above and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer hereunder.

ARTICLE X

EVENTS OF DEFAULT

SECTION 10.01.      Events of Default. If any of the following events (each an “Event of Default”) shall occur:

(a)     (i) the Borrower, the Sub-Originator, any Originator, the Performance Guarantor or the Servicer shall fail to perform or observe in any material respect any term, covenant or agreement under this Agreement or any other Transaction Document (other than any such failure which would constitute an Event of Default under clause (ii) or (iii) of this paragraph (a)), and such failure, solely to the extent capable of cure, shall continue for ten (10) Business Days after the earlier of (x) a responsible officer of the Borrower, the Sub-Originator, such Originator, the Performance Guarantor or the Servicer, as applicable, has knowledge of such failure and (y) the date on which written notice of such failure shall have been given to the Borrower, the Sub-Originator, such Originator, the Performance Guarantor or the Servicer, as applicable, (ii) the Borrower, the Sub-Originator, any Originator, the Performance Guarantor or the Servicer shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document and such failure shall continue unremedied for two (2) Business Days or (iii) Consol shall resign as Servicer, and no successor Servicer reasonably satisfactory to the Administrative Agent shall have been appointed;

(b)     any representation or warranty made or deemed made by the Borrower, the Sub-Originator, any Originator, the Performance Guarantor or the Servicer (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by the Borrower, the Sub-Originator, any Originator, the Performance Guarantor or the Servicer pursuant to this Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered and such failure, solely to the extent capable of cure, shall continue for ten (10) Business Days after the earlier of (x) a responsible officer of the Borrower, the Sub-Originator, such Originator, the Performance Guarantor or the Servicer, as applicable, has knowledge of such failure and (y) the date on which written notice of such failure shall have been given to the Borrower, the Sub-Originator, such Originator, the Performance Guarantor or the Servicer, as applicable;

(c)     the Borrower or the Servicer shall fail to deliver an Information Package or Interim Report pursuant to this Agreement, and such failure shall remain unremedied for two (2) Business Days;

(d)     this Agreement or any security interest granted pursuant to this Agreement or any other Transaction Document shall for any reason cease to create, or for any reason cease to be, a valid and enforceable first priority perfected security interest in favor of the Administrative Agent with respect to the Collateral, free and clear of any Adverse Claim;

(e)     the Borrower, the Sub-Originator, any Originator, the Performance Guarantor or the Servicer shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any Insolvency Proceeding shall be instituted by or against the Borrower, the Sub-Originator, any Originator, the Performance Guarantor or the Servicer and, in the case of any such proceeding instituted against such Person (but not instituted by such Person), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) consecutive days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower, the Sub-Originator, any Originator, the Performance Guarantor or the Servicer shall take any corporate or organizational action to authorize any of the actions set forth above in this paragraph;

(f)     (i) the average for three consecutive Fiscal Months of: (A) the Default Ratio shall exceed 2.0%, (B) the Delinquency Ratio shall exceed 3.0% or (C) the Dilution Ratio shall exceed 3.0%, (ii) the Delinquency Ratio shall exceed 5.0%, (iii) the Default Ratio shall exceed 2.5%; or (iv) the Days’ Sales Outstanding shall exceed 40 days;

(g)     a Change in Control shall occur;

(h)     a Borrowing Base Deficit shall occur, and shall not have been cured within two (2) Business Days;

(i)     (i) the Borrower shall fail to pay any principal of or premium or interest on any of its Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement); (ii) any Originator, the Sub-Originator, the Performance Guarantor or the Servicer, or any of their respective Subsidiaries, individually or in the aggregate, shall fail to pay any principal of or premium or interest owing under the Revolving Credit Agreement, or on any of its Debt that is outstanding in a principal amount of at least the Threshold Amount in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement); (iii) any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt (as referred to in clause (i) or (ii) of this paragraph and shall continue after the applicable grace period (not to exceed 30 days), if any, specified in such agreement, mortgage, indenture or instrument (whether or not such failure shall have been waived under the related agreement), if the effect of such event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Debt (as referred to in clause (i) or (ii) of this paragraph) or to terminate the commitment of any lender thereunder, (iv) any such Debt (as referred to in clause (i) or (ii) of this paragraph) shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made or the commitment of any lender thereunder terminated, in each case before the stated maturity thereof or (v) the occurrence of any “Event of Default” under and as defined in the Revolving Credit Agreement;

(j)     the Performance Guarantor shall fail to perform any of its obligations under the Performance Guaranty and such failures remains unremedied for ten (10) Business Days after the earlier of (x) a responsible officer of the Performance Guarantor has knowledge of such failure and (y) the date on which written notice of such failure shall have been given to the Performance Guarantor;

(k)     the Borrower shall fail (x) at any time (other than for ten (10) Business Days following notice of the death or resignation of any Independent Director) to have an Independent Director who satisfies each requirement and qualification specified in Section 8.03(c) of this Agreement for Independent Directors, on the Borrower’s board of directors or (y) to timely notify the Administrative Agent of any replacement or appointment of any director that is to serve as an Independent Director on the Borrower’s board of directors as required pursuant to Section 8.03(c) of this Agreement;

(l)     [reserved];

(m)     any Letter of Credit is drawn upon and is not fully reimbursed by the Borrower within two (2) Business Days from the date of such draw;

(n)     either (i) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower, the Sub-Originator, any Originator or the Parent or (ii) the PBGC shall file a notice of a lien pursuant to Section 4068 of ERISA, or a lien is imposed pursuant to Section 303(k) of ERISA, with regard to any of the assets of the Borrower, the Sub-Originator or any Originator;

(o)     the occurrence of any of the following events that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change: (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan or (ii) the Borrower, the Sub-Originator, any Originator, or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan;

(p)     [Reserved];

(q)     a Purchase and Sale Termination Event shall occur;

(r)     the Borrower shall (x) be required to register as an “investment company” within the meaning of the Investment Company Act or (y) become a “covered fund” under the Volcker Rule;

(s)     any material provision of this Agreement or any other Transaction Document shall cease to be in full force and effect or any of the Borrower, the Sub-Originator, any Originator, the Performance Guarantor or the Servicer (or any of their respective Affiliates) shall so state in writing;

(t)     one or more judgments or decrees shall be entered against the Borrower, any Originator, the Sub-Originator, the Performance Guarantor or the Servicer, or any Affiliate of any of the foregoing involving in the aggregate a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds the applicable Threshold Amount; or

(u)     the Total Net Leverage Ratio calculated as of the last day of the most recent fiscal quarter shall exceed the “Maximum Total Net Leverage Ratio” for such fiscal quarter set forth in Section 8.2.13(b) of the Revolving Credit Agreement. For purposes of this clause (u), unless otherwise defined in this Agreement, terms used herein (including all defined terms used within such terms ) shall have the respective meaning assigned to such terms in the Revolving Credit Agreement as in effect on August 29, 2018; provided, however, if after August 29, 2018, any term used herein (including all defined terms used within such terms ) is amended or modified, then for all purposes of this clause (u), such term shall automatically and without further action on the part of any Person, be deemed to be also so amended or modified, if at the time of such amendment or modification, (i) Administrative Agent and Lenders (or Affiliates thereof) representing at least 66-2/3% of the aggregate Commitments of all Lenders hereunder are parties to the Revolving Credit Agreement and have consented to such amendment or modification and (ii) such amendment or modification is consummated in accordance with the terms of the Revolving Credit Agreement;

then, and in any such event, the Administrative Agent may (or, at the direction of the Majority Lenders shall) by notice to the Borrower (x) declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred), (y) declare the Final Maturity Date to have occurred (in which case the Final Maturity Date shall be deemed to have occurred) and (z) declare the Aggregate Capital and all other Borrower Obligations to be immediately due and payable (in which case the Aggregate Capital and all other Borrower Obligations shall be immediately due and payable); provided that, automatically upon the occurrence of any event (without any requirement for the giving of notice) described in subsection (e) of this Section 10.01 with respect to the Borrower, the Termination Date shall occur and the Aggregate Capital and all other Borrower Obligations shall be immediately due and payable. Upon any such declaration or designation or upon such automatic termination, the Administrative Agent and the other Secured Parties shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC and under other Applicable Law, which rights and remedies shall be cumulative. Any proceeds from liquidation of the Collateral shall be applied in the order of priority set forth in Section 4.01.

ARTICLE XI

THE ADMINISTRATIVE AGENT

SECTION 11.01.      Authorization and Action. Each Credit Party hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Administrative Agent. The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Borrower or any Affiliate thereof or any Credit Party except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.

SECTION 11.02.      Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement (including, without limitation, the Administrative Agent’s servicing, administering or collecting Pool Receivables in the event it replaces the Servicer in such capacity pursuant to Section 9.01), in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for any Credit Party or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Credit Party (whether written or oral) and shall not be responsible to any Credit Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Credit Party or to inspect the property (including the books and records) of any Credit Party; (d) shall not be responsible to any Credit Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 11.03.      Administrative Agent and Affiliates. With respect to any Credit Extension or interests therein owned by any Credit Party that is also the Administrative Agent, such Credit Party shall have the same rights and powers under this Agreement as any other Credit Party and may exercise the same as though it were not the Administrative Agent. The Administrative Agent and any of its Affiliates may generally engage in any kind of business with the Borrower or any Affiliate thereof and any Person who may do business with or own securities of the Borrower or any Affiliate thereof, all as if the Administrative Agent were not the Administrative Agent hereunder and without any duty to account therefor to any other Secured Party.

SECTION 11.04.      Indemnification of Administrative Agent. Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or any Affiliate thereof), ratably according to the respective Percentage of such Lender, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Transaction Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.

SECTION 11.05.      Delegation of Duties. The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 11.06.      Action or Inaction by Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Majority Lenders and assurance of its indemnification by the Lenders, as it deems appropriate. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Majority Lenders, as the case may be, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Credit Parties. The Credit Parties and the Administrative Agent agree that unless any action to be taken by the Administrative Agent under a Transaction Document (i) specifically requires the advice or concurrence of the Majority Lenders or (ii) may be taken by the Administrative Agent alone or without any advice or concurrence of a Lender, then the Administrative Agent may take action based upon the advice or concurrence of the Majority Lenders.

SECTION 11.07.      Notice of Events of Default; Action by Administrative Agent. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Default or Event of Default unless the Administrative Agent has received notice from any Credit Party or the Borrower stating that an Unmatured Event of Default or Event of Default has occurred hereunder and describing such Unmatured Event of Default or Event of Default. If the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Credit Party. The Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, concerning an Unmatured Event of Default or Event of Default or any other matter hereunder as the Administrative Agent deems advisable and in the best interests of the Secured Parties.

SECTION 11.08.      Non-Reliance on Administrative Agent and Other Parties. Each Credit Party expressly acknowledges that neither the Administrative Agent nor any of its directors, officers, agents or employees has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each Credit Party represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower, the Sub-Originator, each Originator, the Performance Guarantor or the Servicer and the Pool Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by the Administrative Agent to any Credit Party, the Administrative Agent shall not have any duty or responsibility to provide any Credit Party with any information concerning the Borrower, any Originator, the Sub-Originator, the Performance Guarantor or the Servicer that comes into the possession of the Administrative Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

SECTION 11.09.      Successor Administrative Agent.

(a)     The Administrative Agent may, upon at least thirty (30) days’ notice to the Borrower, the Servicer and each Credit Party, resign as Administrative Agent. Except as provided below, such resignation shall not become effective until a successor Administrative Agent is appointed by the LC Bank and the Majority Lenders as a successor Administrative Agent and has accepted such appointment. If no successor Administrative Agent shall have been so appointed by the LC Bank and the Majority Lenders, within thirty (30) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent as successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders within sixty (60) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, petition a court of competent jurisdiction to appoint a successor Administrative Agent.

(b)     Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article XI and Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

SECTION 11.10.      Structuring Agent. Each of the parties hereto hereby acknowledges and agrees that the Structuring Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, other than the Structuring Agent’s right to receive fees pursuant to Section 2.03. Each Credit Party acknowledges that it has not relied, and will not rely, on the Structuring Agent in deciding to enter into this Agreement and to take, or omit to take, any action under any Transaction Document.

ARTICLE XII

[Reserved]

ARTICLE XIII

INDEMNIFICATION

SECTION 13.01.      Indemnities by the Borrower.

(a)     Without limiting any other rights that the Administrative Agent, the Credit Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Borrower Indemnified Party”) may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify each Borrower Indemnified Party from and against any and all claims, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Borrower Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document or the use of proceeds of the Credit Extensions or the security interest in respect of any Pool Receivable or any other Collateral; excluding, however, (a) Borrower Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Borrower Indemnified Amounts resulted solely from the gross negligence or willful misconduct by the Borrower Indemnified Party seeking indemnification and (b) Taxes other than Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim. Without limiting or being limited by the foregoing, the Borrower shall pay on demand (it being understood that if any portion of such payment obligation is made from Collections, such payment will be made at the time and in the order of priority set forth in Section 4.01), to each Borrower Indemnified Party any and all amounts necessary to indemnify such Borrower Indemnified Party from and against any and all Borrower Indemnified Amounts relating to or resulting from any of the following (but excluding Borrower Indemnified Amounts and Taxes described in clauses (a) and (b) above):

(i)     any Pool Receivable which the Borrower or the Servicer includes as an Eligible Receivable as part of the Net Receivables Pool Balance but which is not an Eligible Receivable at such time;

(ii)     any representation, warranty or statement made or deemed made by the Borrower (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package, any Interim Report or any other information or report delivered by or on behalf of the Borrower pursuant hereto which shall have been untrue or incorrect when made or deemed made;

(iii)     the failure by the Borrower to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(iv)     the failure to vest in the Administrative Agent a first priority perfected security interest in all or any portion of the Collateral, in each case free and clear of any Lien;

(v)     the failure to have filed, or any delay in filing, financing statements (including, as-extracted collateral filings), financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Pool Receivable and the other Collateral and Collections in respect thereof, whether at the time of any Credit Extension or at any subsequent time;

(vi)     [reserved];

(vii)     any failure of the Borrower to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to Pool Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;

(viii)     any products liability, environmental or other claim arising out of or in connection with any Pool Receivable or other merchandise, goods or services which are the subject of or related to any Pool Receivable;

(ix)     the commingling of Collections of Pool Receivables at any time with other funds;

(x)     any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or the use of proceeds of any Credit Extensions or in respect of any Pool Receivable or other Collateral or any related Contract;

(xi)     any failure of the Borrower to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

(xii)     the failure or delay by the Borrower to provide any Obligor with an invoice or other evidence of indebtedness;

(xiii)     any setoff with respect to any Pool Receivable;

(xiv)     any claim brought by any Person other than a Borrower Indemnified Party arising from any activity by the Borrower or any Affiliate of the Borrower in servicing, administering or collecting any Pool Receivable;

(xv)     the failure by the Borrower to pay when due any taxes, including, without limitation, sales, excise or personal property taxes;

(xvi)     any failure of a Collection Account Bank to comply with the terms of the applicable Account Control Agreement or any amounts payable by the Administrative Agent to a Collection Account Bank under any Account Control Agreement;

(xvii)     any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from or relating to collection activities with respect to such Pool Receivable, the sale of goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(xviii)     any action taken by the Administrative Agent as attorney-in-fact for the Borrower, any Originator, the Sub-Originator or the Servicer pursuant to this Agreement or any other Transaction Document;

(xix)     the use of proceeds of any Credit Extension or the usage of any Letter of Credit; or

(xx)     any reduction in Capital as a result of the distribution of Collections if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.

(b)     Notwithstanding anything to the contrary in this Agreement, solely for purposes of the Borrower’s indemnification obligations in clauses (ii), (iii), (vii) and (xi) of this Article XIII, any representation, warranty or covenant qualified by the occurrence or non-occurrence of a material adverse effect or similar concepts of materiality shall be deemed to be not so qualified.

(c)     Any indemnification under this Section shall survive the termination of this Agreement.

SECTION 13.02.      Indemnification by the Servicer.

(a)     The Servicer hereby agrees to indemnify and hold harmless the Borrower, the Administrative Agent, the Credit Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Servicer Indemnified Party”), from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of activities of the Servicer pursuant to this Agreement or any other Transaction Document, including any judgment, award, settlement, Attorney Costs and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim arising out of the foregoing (all of the foregoing being collectively referred to as, “Servicer Indemnified Amounts”); excluding (i) Servicer Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Servicer Indemnified Amounts resulted solely from the gross negligence or willful misconduct by the Servicer Indemnified Party seeking indemnification, (ii) Taxes other than Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim and (iii) Servicer Indemnified Amounts to the extent the same includes losses in respect of Pool Receivables that are uncollectible solely on account of the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay or financial or credit condition of the related Obligor. Without limiting or being limited by the foregoing, the Servicer shall pay on demand, to each Servicer Indemnified Party any and all amounts necessary to indemnify such Servicer Indemnified Party from and against any and all Servicer Indemnified Amounts relating to or resulting from any of the following (but excluding Servicer Indemnified Amounts described in clauses (i), (ii) and (iii) above):

(i)     any representation, warranty or statement made or deemed made by the Servicer (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package or any other information or report delivered by or on behalf of the Servicer pursuant hereto which shall have been untrue or incorrect when made or deemed made;

(ii)     the failure by the Servicer to comply with any Applicable Law with respect to any Pool Receivable or the related Contract;

(iii)     the failure or delay by the Servicer to provide any Obligor with an invoice or other evidence of indebtedness;

(iv)     the commingling of Collections of Pool Receivables at any time with other funds;

(v)     any amounts payable by the Administrative Agent to a Collection Account Bank under any Account Control Agreement; or

(vi)     any failure of the Servicer to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document.

(b)     Any indemnification under this Section shall survive the termination of this Agreement.

ARTICLE XIV

MISCELLANEOUS

SECTION 14.01.      Amendments, Etc.

(a)     No failure on the part of any Credit Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No amendment or waiver of any provision of this Agreement or consent to any departure by any of the Borrower or any Affiliate thereof shall be effective unless in a writing signed by the Administrative Agent, the LC Bank and the Majority Lenders (and, in the case of any amendment, also signed by the Borrower), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Servicer, affect the rights or duties of the Servicer under this Agreement; (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and each Credit Party:

(i)     change (directly or indirectly) the definitions of, Borrowing Base Deficit, Defaulted Receivable, Delinquent Receivable, Eligible Receivable, Facility Limit, Final Maturity Date, or Net Receivables Pool Balance contained in this Agreement or change the calculation of the Borrowing Base;

(ii)     reduce the amount of Capital or Interest that is payable on account of any Loan or with respect to any other Credit Extension or delay any scheduled date for payment thereof;

(iii)     change any Event of Default;

(iv)     release all or a material portion of the Collateral from the Administrative Agent’s security interest created hereunder;

(v)     release the Performance Guarantor from any of its obligations under the Performance Guaranty or terminate the Performance Guaranty;

(vi)     change any of the provisions of this Section 14.01 or the definition of “Majority Lenders”; or

(vii)     change the order of priority in which Collections are applied pursuant to Section 4.01.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall increase any Lender’s Commitment hereunder without the consent of such Lender and (B) no amendment, waiver or consent shall reduce any Fees payable by the Borrower to any Credit Party or delay the dates on which any such Fees are payable, in either case, without the consent of such Credit Party.

SECTION 14.02.      Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and faxed or delivered, to each party hereto, at its address set forth under its name on Schedule III hereto or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

SECTION 14.03.      Assignability; Addition of Lenders.

(a)     Assignment by Lenders. Each Lender may assign to any Eligible Assignee or to any other Lender all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and any Loan or interests therein owned by it); provided, however that

(i)     except for an assignment by a Lender to either an Affiliate of such Lender or any other Lender, each such assignment shall require the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if an Event of Default or an Unmatured Event of Default has occurred and is continuing);

(ii)     each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;

(iii)     the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance Agreement with respect to such assignment) shall in no event be less than the lesser of (x) $5,000,000 and (y) all of the assigning Lender’s Commitment; and

(iv)     the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement.

Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance Agreement, (x) the assignee thereunder shall be a party to this Agreement, and to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder and (y) the assigning Lender shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b)     Register. The Administrative Agent shall, acting solely for this purpose as an agent of the Borrower, maintain at its address referred to on Schedule III of this Agreement (or such other address of the Administrative Agent notified by the Administrative Agent to the other parties hereto) a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, the Commitment of each Lender and the aggregate outstanding Capital (and stated interest) of the Loans of each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Servicer, the Administrative Agent, and the other Credit Parties shall treat each Person whose name is recorded in the Register as a Lender under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Servicer, the LC Bank, or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c)     Procedure. Upon its receipt of an Assignment and Acceptance Agreement executed and delivered by an assigning Lender and an Eligible Assignee or assignee Lender, the Administrative Agent shall, if such Assignment and Acceptance Agreement has been duly completed, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the Servicer.

(d)     Participations. Each Lender may sell participations to one or more Eligible Assignees (each, a “Participant”) in or to all or a portion of its rights and/or obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the interests in the Loans owned by it); provided, however, that

(i)     such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, and

(ii)     such Lender shall remain solely responsible to the other parties to this Agreement for the performance of such obligations.

The Administrative Agent, the LC Bank, the Lenders, the Borrower and the Servicer shall have the right to continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.01 and 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(e)     Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)     Assignments by Administrative Agent. This Agreement and the rights and obligations of the Administrative Agent herein shall be assignable by the Administrative Agent and its successors and assigns; provided that in the case of an assignment to a Person that is not an Affiliate of the Administrative Agent nor a Lender hereunder, so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, such assignment shall require the Borrower’s consent (not to be unreasonably withheld, conditioned or delayed).

(g)     Assignments by the Borrower or the Servicer. Neither the Borrower nor, except as provided in Section 9.01, the Servicer may assign any of its respective rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent, the LC Bank and each Lender (such consent to be provided or withheld in the sole discretion of such Person).

(h)     Addition of New Lenders. Subject to Section 2.02(c), the Borrower may, with the prior written consent of the Administrative Agent and the LC Bank, add additional Persons as Lenders. Each new Lender shall become a party hereto, by executing and delivering to the Administrative Agent, the LC Bank and the Borrower, an assumption agreement (each, an “Assumption Agreement”) in the form of Exhibit C hereto.

(i)     Pledge to a Federal Reserve Bank. Notwithstanding anything to the contrary set forth herein, (i) any Lender or any of its Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including, without limitation, rights to payment of Capital and Interest) and any other Transaction Document to secure its obligations to a Federal Reserve Bank, without notice to or the consent of the Borrower, the Servicer, any Affiliate thereof or any Credit Party; provided, however, that that no such pledge shall relieve such assignor of its obligations under this Agreement.

(j)     Pledge to a Security Trustee. Notwithstanding anything to the contrary set forth herein, (i) any Lender or any of its Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including, without limitation, rights to payment of Capital and Interest) and any other Transaction Document to a security trustee  in connection with the funding by such Person of Loans, without notice to or the consent of the Borrower, the Servicer, any Affiliate thereof or any Credit Party; provided, however, that that no such pledge shall relieve such assignor of its obligations under this Agreement.

SECTION 14.04.      Costs and Expenses. In addition to the rights of indemnification granted under Section 13.01 hereof, the Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Transaction Documents (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto and thereto), including, without limitation, (i) the reasonable Attorney Costs for the Administrative Agent and the other Credit Parties and any of their respective Affiliates with respect thereto and with respect to advising the Administrative Agent and the other Credit Parties and their respective Affiliates as to their rights and remedies under this Agreement and the other Transaction Documents, (ii) reasonable out-of-pocket fees and expenses (including reasonable Attorney Costs) for the Administrative Agent and the other Credit Parties and any of their respective Affiliates and agents incurred in connection with the administration and maintenance of this Agreement or the protection and enforcement of their rights and remedies under this Agreement or any other Transaction Document and (iii) all reasonable out-of-pocket expenses of any regular employees and agents of the Administrative Agent and the other Credit Parties engaged periodically to perform audits of the Borrower’s books, records and business properties.

SECTION 14.05.      No Proceedings; Limitation on Payments. Each of the Servicer, each Lender and each assignee of a Loan or any interest therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, the Borrower any Insolvency Proceeding until one year and one day after the Final Payout Date; provided, that the Administrative Agent may take any such action in its sole discretion following the occurrence of an Event of Default.

SECTION 14.06.      Confidentiality.

(a)     [Reserved].

(b)     Each of the Administrative Agent and each other Credit Party, severally and with respect to itself only, agrees to hold in confidence, and not disclose to any Person, any confidential and proprietary information concerning the Borrower, the Servicer and their respective Affiliates and their businesses or the terms of this Agreement (including any fees payable in connection with this Agreement or the other Transaction Documents), except as the Borrower or the Servicer may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to its assignees and Participants and potential assignees and Participants and their respective counsel if they agree in writing to hold it confidential in accordance with the terms of this Agreement, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through it or its Representatives or Advisors, (iv) at the request of a bank examiner or other regulatory authority or in connection with an examination of any of the Administrative Agent, or any Lender or their respective Affiliates or (v) to the extent it should be (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (v) above, the Administrative Agent and each Lender will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Borrower and the Servicer of its making any such disclosure as promptly as reasonably practicable thereafter. Each of the Administrative Agent and each Lender, severally and with respect to itself only, agrees to be responsible for any breach of this Section by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section.

(c)     As used in this Section, (i) “Advisors” means, with respect to any Person, such Person’s accountants, attorneys and other confidential advisors and (ii) “Representatives” means, with respect to any Person, such Person’s Affiliates, Subsidiaries, directors, managers, officers, employees, members, investors, financing sources, insurers, professional advisors, representatives and agents; provided that such Persons shall not be deemed to Representatives of a Person unless (and solely to the extent that) confidential information is furnished to such Person.

SECTION 14.07.      GOVERNING LAW. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF ADMINISTRATIVE AGENT OR ANY LENDER IN THE COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

SECTION 14.08.      Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

SECTION 14.09.      Integration; Binding Effect; Survival of Termination. This Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, however, that the provisions of Sections 3.08, 3.09, 3.10, 5.01, 5.03, 11.04, 11.06, 13.01, 13.02, 14.04, 14.05, 14.06, 14.09, 14.11 and 14.13 shall survive any termination of this Agreement.

SECTION 14.10.      CONSENT TO JURISDICTION. THE BORROWER AND THE SERVICER HEREBY IRREVOCABLY SUBMIT, FOR THEMSELVES AND THEIR PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR FOR RECOGNITION OF ENFORCEMENT OF ANY JUDGMENT, AND EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS SECTION 14.10 OR ANY OTHER TRANSACTION DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AGAINST THE BORROWER OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH OF THE BORROWER AND THE SERVICER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT IN ANY COURT REFERRED TO IN SECTION 14.10. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT TO ASSERT ANY SUCH DEFENSE. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b)     EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 14.11.      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

SECTION 14.12.      Ratable Payments. If any Credit Party, whether by setoff or otherwise, has payment made to it with respect to any Borrower Obligations in a greater proportion than that received by any other Credit Party entitled to receive a ratable share of such Borrower Obligations, such Credit Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Borrower Obligations held by the other Credit Parties so that after such purchase each Credit Party will hold its ratable proportion of such Borrower Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Credit Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

SECTION 14.13.      Limitation of Liability.

(a)     No claim may be made by the Borrower or any Affiliate thereof or any other Person against any Credit Party or their respective Affiliates, members, directors, officers, employees, incorporators, attorneys or agents for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) relating to this Agreement or any other Transaction Document.

(b)     The obligations of the Administrative Agent and each of the other Credit Parties under this Agreement and each of the Transaction Documents are solely the corporate obligations of such Person. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement or any other Transaction Document against any member, director, officer, employee or incorporator of any such Person.

SECTION 14.14.      Intent of the Parties. The parties hereto have entered into this Agreement with the intention that the Loans and the obligations of the Borrower hereunder will be treated under United States federal, and applicable state, local and foreign tax law as debt (the “Intended Tax Treatment”). The Borrower, the Servicer, the Administrative Agent and the other Credit Parties agree to file no tax return, or take any action, inconsistent with the Intended Tax Treatment unless required by law. Each assignee and each Participant acquiring an interest in a Credit Extension, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.

SECTION 14.15.      USA Patriot Act. Each of the Administrative Agent and each of the other Credit Parties hereby notifies the Borrower and the Servicer that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Administrative Agent and the other Credit Parties may be required to obtain, verify and record information that identifies the Borrower, the Originators, the Sub-Originator, the Servicer and the Performance Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower, the Originators, the Sub-Originator, the Servicer and the Performance Guarantor that will allow the Administrative Agent and the other Credit Parties to identify the Borrower, the Originators, the Sub-Originator, the Servicer and the Performance Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Each of the Borrower and the Servicer agrees to provide the Administrative Agent and each other Credit Parties, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

SECTION 14.16.      Right of Setoff.

(a)     Each Credit Party is hereby authorized (in addition to any other rights it may have), at any time during the continuance of an Event of Default, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness owing to such Credit Party (including by any branches or Affiliates of such Credit Party), or held by such Credit Party for the account of, the Borrower against amounts owing by the Borrower hereunder; provided that such Credit Party shall notify the Borrower promptly following such setoff.

(b)     Each Credit Party is hereby authorized (in addition to any other rights it may have), at any time during the continuance of an Event of Default, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness owing to such Credit Party (including by any branches or Affiliates of such Credit Party), or held by such Credit Party for the account of, the Servicer against amounts owing by the Servicer hereunder; provided that such Credit Party shall notify the Servicer promptly following such setoff.

SECTION 14.17.      Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 14.18.      Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

SECTION 14.19.      Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CONSOL FUNDING LLC By: Name: Title:

CONSOL PENNSYLVANIA COAL COMPANY LLC, as the Servicer By: Name: Title:

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent By: Name: Title:

PNC BANK, NATIONAL ASSOCIATION, as LC Bank By: Name: Title:

PNC BANK, NATIONAL ASSOCIATION, as a Lender By: Name: Title:

EXHIBIT A
Form of [Loan Request] [LC Request]

[Letterhead of Borrower]

[Date]

[Administrative Agent]

Re:     [Loan Request] [LC Request]

Ladies and Gentlemen:

Reference is hereby made to that certain Receivables Financing Agreement, dated as of November 30, 2017 among CONSOL Funding LLC (the “Borrower”), Consol Pennsylvania Coal Company LLC, as Servicer (the “Servicer”), the Lenders party thereto and PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) and as the LC Bank (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used in this [Loan Request] [LC Request] and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

[This letter constitutes a Loan Request pursuant to Section 2.02(a) of the Agreement. The Borrower hereby request a Loan in the amount of [$_______] to be made on [_____, 20__] (of which $[___] will be funded by PNC and $[___] will be funded by [___]. The proceeds of such Loan should be deposited to [Account number], at [Name, Address and ABA Number of Bank]. After giving effect to such Loan, the Aggregate Capital will be [$_______].]

[This letter constitutes an LC Request pursuant to Section 3.02(a) of the Agreement. The Borrower hereby request that the LC Bank issue a Letter of Credit with a face amount of [$_______] on [_____, 20__]. After giving effect to such issuance, the LC Participation Amount will be [$_______].

The Borrower hereby represents and warrants as of the date hereof, and after giving effect to such Credit Extension, as follows:

(i)     the representations and warranties of the Borrower and the Servicer contained in Sections 7.01 and 7.02 of the Agreement are true and correct in all material respects on and as of the date of such Credit Extension as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)     no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such Credit Extension;

(iii)     no Borrowing Base Deficit exists based on the data provided as of the most recent Information Package or Interim Report required to be delivered under this Agreement by the Administrative Agent (provided that Borrower may elect to provide a more recent Interim Report which the Administrative Agent may rely on in its sole discretion in determining whether this clause (iii) is satisfied);

(iv)     no Borrowing Base Deficit exists or would exist after giving effect to such Credit Extension;

(v)     the Aggregate Capital will not exceed the Facility Limit;

(vi)     the Termination Date has not occurred; and

(vii)     the Aggregate Capital plus the LC Participation Amount exceeds the Minimum Usage Threshold.

IN WITNESS WHEREOF, the undersigned has executed this letter by its duly authorized officer as of the date first above written.

Very truly yours,

CONSOL FUNDING LLC

By:
Name:
Title:

EXHIBIT B
Form of Reduction Notice

[Letterhead of Borrower]

[Date]

[Administrative Agent]

Re:     Reduction Notice

Ladies and Gentlemen:

Reference is hereby made to that certain Receivables Financing Agreement, dated as of November 30, 2017 among CONSOL Funding LLC, as borrower (the “Borrower”), CONSOL Pennsylvania Coal Company LLC, as Servicer (the “Servicer”), the Lenders party thereto, and PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used in this Reduction Notice and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

This letter constitutes a Reduction Notice pursuant to Section 2.02(d) of the Agreement. The Borrower hereby notifies the Administrative Agent and the Lenders that it shall prepay the outstanding Capital of the Lenders in the amount of [$_______] to be made on [_____, 201_].   After giving effect to such prepayment, the Aggregate Capital will be [$_______].

The Borrower hereby represents and warrants as of the date hereof, and after giving effect to such reduction, as follows:

(i)     the representations and warranties of the Borrower and the Servicer contained in Sections 7.01 and 7.02 of the Agreement are true and correct in all material respects on and as of the date of such prepayment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)     no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such prepayment;

(iii)     no Borrowing Base Deficit exists or would exist after giving effect to such prepayment;

(iv)     the Termination Date has not occurred; and

(v)     the Aggregate Capital plus the LC Participation Amount exceeds the Minimum Usage Threshold.

In Witness Whereof, the undersigned has executed this letter by its duly authorized officer as of the date first above written.

Very truly yours,

CONSOL FUNDING LLC

By:

Name:

Title:

EXHIBIT C
[Form of Assignment and Acceptance Agreement]

Dated as of ___________, 20__

Section 1.

Commitment assigned:	$[_____]
Assignor’s remaining Commitment:	$[_____]
Capital allocable to Commitment assigned:	$[_____]
Assignor’s remaining Capital:	$[_____]
Interest (if any) allocable to Capital assigned:	$[_____]
Interest (if any) allocable to Assignor’s remaining Capital:	$[_____]

Section 2.

Effective Date of this Assignment and Acceptance Agreement: [__________]

Upon execution and delivery of this Assignment and Acceptance Agreement by the assignee and the assignor and the satisfaction of the other conditions to assignment specified in Section 14.03(a) of the Agreement (as defined below), from and after the effective date specified above, the assignee shall become a party to, and, to the extent of the rights and obligations thereunder being assigned to it pursuant to this Assignment and Acceptance Agreement, shall have the rights and obligations of a Lender under that certain Receivables Financing Agreement, dated as of November 30, 2017 among CONSOL Funding LLC, CONSOL Pennsylvania Coal Company LLC, as Servicer, the Lenders party thereto and PNC Bank, National Association, as Administrative Agent and as the LC Bank (as amended, supplemented or otherwise modified from time to time, the “Agreement”).

(Signature Pages Follow)

ASSIGNOR:      [_________]

By:
Name:
Title

ASSIGNEE:                               [_________]

By:
Name:
Title:

[Address]

Accepted as of date first above

written:

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent

By:
Name:
Title:

CONSOL FUNDING LLC,

as Borrower

By:
Name:
Title:

EXHIBIT D
[Form of Assumption Agreement]

THIS ASSUMPTION AGREEMENT (this “Agreement”), dated as of [______ __, ____], is among CONSOL Funding LLC (the “Borrower”) and [________], as lender (the “Lender”).

BACKGROUND

The Borrower and various others are parties to a certain Receivables Financing Agreement, dated as of November 30, 2017 (as amended through the date hereof and as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Receivables Financing Agreement”). Capitalized terms used and not otherwise defined herein have the respective meaning assigned to such terms in the Receivables Financing Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1.     This letter constitutes an Assumption Agreement pursuant to Section 14.03(h) of the Receivables Financing Agreement. The Borrower desires the Lender to [become a party to] [increase its existing Commitment] under the Receivables Financing Agreement, and upon the terms and subject to the conditions set forth in the Receivables Financing Agreement, the [[________] Lenders agree[s] to [become Lenders thereunder] [increase its Commitment to the amount set forth as its “Commitment” under the signature of such [______]Lender hereto].

The Borrower hereby represents and warrants to the [________] Lenders and the [_________] Administrative Agent as of the date hereof, as follows:

(i)     the representations and warranties of the Borrower contained in Section 7.01 of the Receivables Financing Agreement are true and correct on and as of such date as though made on and as of such date;

(ii)     no Event of Default or Unmatured Event of Default has occurred and is continuing, or would result from the assumption contemplated hereby; and

(iii)     the Termination Date shall not have occurred.

SECTION 2.     Upon execution and delivery of this Agreement by the Borrower and [______], satisfaction of the other conditions with respect to the addition of the Lender specified in Section 14.03(h) of the Receivables Financing Agreement (including the written consent of the Administrative Agent and the Majority Lenders) and receipt by the Administrative Agent of counterparts of this Agreement (whether by facsimile or otherwise) executed by each of the parties hereto, [the [_____] Lenders shall become a party to, and have the rights and obligations of Lenders under, the Receivables Financing Agreement and the “Commitment” as shall be as set forth under the signature of each such Lender hereto] [the [______]Lender shall increase its Commitment to the amount set forth as the “Commitment” under the signature of the [______]Lender hereto].

SECTION 3.     THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF). This Agreement may not be amended or supplemented except pursuant to a writing signed be each of the parties hereto and may not be waived except pursuant to a writing signed by the party to be charged. This Agreement may be executed in counterparts, and by the different parties on different counterparts, each of which shall constitute an original, but all together shall constitute one and the same agreement.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.

[___________], as a Lender

By:
Name Printed:
Title:

[Address]

[Commitment]

CONSOL FUNDING LLC
as Borrower

By:
Name Printed:
Title:

EXHIBIT E
[Form of Letter of Credit Application]

(Attached)

EXHIBIT F
Credit and Collection Policy

(Attached)

EXHIBIT G

Form of Information Package

(Attached)

EXHIBIT H

Form of Compliance Certificate

To: PNC Bank, National Association, as Administrative Agent

This Compliance Certificate is furnished pursuant to that certain Receivables Financing Agreement, dated as of November 30, 2017 among CONSOL Funding LLC (the “Borrower”), CONSOL Pennsylvania Coal Company, LLC, as Servicer (the “Servicer”), the Lenders party thereto and PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) and as the LC Bank (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.     I am the duly elected ________________of the Servicer.

2.     I have reviewed the terms of the Agreement and each of the other Transaction Documents and I have made, or have caused to be made under my supervision, a detailed review of the transactions and condition of the Borrower during the accounting period covered by the attached financial statements.

3.     The examinations described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or an Unmatured Event of Default, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth in paragraph 5 below].

4.     Schedule I attached hereto sets forth financial statements of the Parent and its Subsidiaries for the period referenced on such Schedule I.

[5.     Described below are the exceptions, if any, to paragraph 3 above by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event:]

The foregoing certifications are made and delivered this ______ day of ___________________, 20___.

[_________]

By:

Name:

Title:

SCHEDULE I TO COMPLIANCE CERTIFICATE

A.     Schedule of Compliance as of      ___________________, 20__ with Section 8.02(a) of the Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

This schedule relates to the month ended: __________________.

B.     The following financial statements of the Parent and its Subsidiaries for the period ending on ______________, 20__, are attached hereto:

EXHIBIT I

Closing Memorandum

(Attached)

EXHIBIT J-1

Form of Weekly Report

EXHIBIT J-2

Form of Daily Report

SCHEDULE I
Commitments

Lender	Commitment
PNC Bank, National Association	$100,000,000

SCHEDULE II
Lock-Boxes, Collection Accounts and Collection Account Banks

Name of Financial Institution	Account #	Type of Account/Uses
PNC Bank, National Association	643391	Deposit

SCHEDULE III
Notice Addresses

(A)     in the case of the Borrower, at the following address:

1000 CONSOL Energy Drive, Canonsburg PA 15317, attention: Treasurer with a copy to:

CONSOL Energy Inc., 1000 CONSOL Energy Drive, Canonsburg PA 15317, attention: Treasurer

(B)     in the case of the Servicer, at the following address:

1000 CONSOL Energy Drive, Canonsburg PA 15317, attention: Treasurer

(C)     in the case of the Administrative Agent, at the following address:

PNC Bank, National Association

Tower at PNC Plaza

300 Fifth Avenue

Pittsburgh, PA 15222

Telephone: (412) 768-2001

Facsimile: (412) 762-9184

Attention: Brian Stanley

(D)     in the case of the LC Bank, at the following address:

PNC Bank, National Association

Tower at PNC Plaza

300 Fifth Avenue

Pittsburgh, PA 15222

Telephone: (412) 768-2001

Facsimile: (412) 762-9184

Attention: Brian Stanley

(E)     in the case of any other Person, at the address for such Person specified in the other Transaction Documents; in each case, or at such other address as shall be designated by such Person in a written notice to the other parties to this Agreement.